Exhibit 10.1
Confidential Treatment will be requested for the redacted portions of this agreement. The redactions are indicated with six asterisks (******). A complete version of this agreement will be filed separately with the Securities and Exchange Commission.
EXECUTION VERSION

SENIOR SECURED CREDIT AGREEMENT
Dated as of July 8, 2011
Among
EXTERRAN HOLDINGS, INC.,
as Borrower,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
BNP PARIBAS,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
ROYAL BANK OF CANADA
and
THE ROYAL BANK OF SCOTLAND PLC,
as Co-Syndication Agents,
AND
THE LENDERS SIGNATORY HERETO
Arranged by:
WELLS FARGO SECURITIES, LLC,
BNP PARIBAS SECURITIES CORP.,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
RBC CAPITAL MARKETS, LLC
and
RBS SECURITIES INC.
as Joint Lead Arrangers and Joint Book Runners
$1,100,000,000 Senior Secured Credit Facility

i

EXHIBITS AND SCHEDULES

Annex I	Aggregate Commitments

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D-1	Form of Effective Date Compliance Certificate
Exhibit D-2	Form of Ongoing Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Security Instruments
Exhibit G-1	Form of Commitment Increase Certificate
Exhibit G-2	Form of Additional Lender Certificate
Exhibit H-1	Form of U.S. Tax Certificate
Exhibit H-2	Form of U.S. Tax Certificate
Exhibit H-3	Form of U.S. Tax Certificate
Exhibit H-4	Form of U.S. Tax Certificate

Schedule 1.01(a)	Specified Foreign Asset Transfers
Schedule 1.01(b)	Unrestricted Subsidiaries
Schedule 1.02	Existing Letters of Credit
Schedule 6.01(c)	Excepted Property
Schedule 7.03	Litigation
Schedule 7.09	Taxes
Schedule 7.10	Titles, Etc.
Schedule 7.13	Subsidiaries
Schedule 7.19	Hedging Agreements
Schedule 7.20	Restriction on Liens
Schedule 7.22	Jurisdictions for Security Instrument Filings
Schedule 8.07	Excluded Collateral
Schedule 9.01	Debt
Schedule 9.02	Liens
Schedule 9.03	Investments, Loans and Advances
Schedule 9.11(h)	Permitted Transfers of Property
Schedule 9.13	Transactions with Affiliates

     THIS SENIOR SECURED CREDIT AGREEMENT dated as of July 8, 2011, is among: EXTERRAN HOLDINGS, INC., a corporation formed under the laws of the state of Delaware (the “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), individually and as administrative agent for the Lenders (together with its successors in such capacity, the “Administrative Agent”); BNP PARIBAS (“BNP Paribas”), CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (“Credit Agricole”), ROYAL BANK OF CANADA (“RBC”) and THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as co-syndication agents (together with their successors in such capacity, the “Co-Syndication Agents”); each of the Lenders from time to time party hereto; and WELLS FARGO SECURITIES, LLC (“Wells Fargo Securities”), BNP PARIBAS SECURITIES CORP. (“BNP Paribas Securities”), CREDIT AGRICOLE, RBC CAPITAL MARKETS, LLC (“RBC Capital Markets”) and RBS SECURITIES INC. (“RBS Securities”), as joint lead arrangers (together with their successors in such capacity, the “Joint Lead Arrangers”).
R E C I T A L S
     A. The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.
     B. Subject to the terms and conditions of this Agreement, the Lenders have agreed to make such loans and extensions of credit.
     C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
ARTICLE I
Definitions and Accounting Matters
Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.
     “ABS Facility” means any asset-backed securitization facility of an ABS Subsidiary.
     “ABS Subsidiary” means any Subsidiary involved in or created in connection with any asset-backed securitization facility.
     “Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).

     “Additional Lender Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(G).
     “Adjusted EBITDA” means, for any Testing Period, the sum (without duplication) of (a) EBITDA of the Borrower and its Consolidated Subsidiaries (excluding all Subsidiary EBITDA) for such Testing Period, (b) cash from distributions attributable to the ownership of GP Interests, LP Units, Subordinated Units and IDRs received by the Borrower or its Restricted Subsidiaries during the last fiscal quarter of such Testing Period, multiplied by four (4), and (c) cash from distributions actually received during such Testing Period from other Unrestricted Subsidiaries (excluding EXLP and its Subsidiaries) to the extent the EBITDA of such Unrestricted Subsidiary is included in Subsidiary EBITDA; provided that the amounts calculated under clause (a) above are to be adjusted on a pro forma basis for any individual acquisitions and dispositions with a sale price in excess of $50,000,000, including projected synergies.
     “Administrative Agent” has the meaning assigned to such term in the preamble hereto.
     “Administrative Agent Fee Letter” means that certain letter agreement from Wells Fargo to the Borrower dated June 10, 2011, concerning certain fees to be paid by the Borrower in connection with this Agreement, as the same may be amended or replaced from time to time.
     “Administrative Questionnaire” means an Administrative Questionnaire in a standard form supplied by the Administrative Agent.
     “Affected Loans” has the meaning assigned to such term in Section 5.05.
     “Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” means, collectively, the Administrative Agent, the Co-Syndication Agents, and “Agent” means any of the Administrative Agent or a Co-Syndication Agent, as the context requires.
     “Aggregate Commitments” at any time shall equal the sum of the Commitments at such time. As of the Effective Date, the Aggregate Commitments are $1,100,000,000.
     “Agreement” means this Senior Secured Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.
     “Anti-Terrorism Laws” has the meaning assigned to such term in Section 7.21(a).
     “Applicable Lending Office” means, for each Lender and for each Type of Loan, the lending office of such Lender designated for such Type of Loan on the signature pages hereof or such other offices of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office from which its Loans of such Type are to be made and maintained.
     “Applicable Margin” means: the rate per annum set forth in the table below, determined by reference to the Total Leverage Ratio as of the most recent date of determination:

Applicable Margin

		Revolving Loans
		LIBOR	ABR Loans	Commitment
Level	Total Leverage Ratio	Loans (bps)	(bps)	Fees (bps)
I	Less than or equal to 3.0 to 1.0	150.0	50.0	25.0

II	Less than or equal to 3.5 to 1.0 but greater than 3.0 to 1.0	175.0	75.0	30.0

III	Less than or equal to 4.0 to 1.0 but greater than 3.5 to 1.0	200.0	100.0	35.0

IV	Less than or equal to 4.5 to 1.0 but greater than 4.0 to 1.0	225.0	125.0	40.0

V	Greater than 4.5 to 1.0	250.0	150.0	50.0
     For purposes of determining the Applicable Margin for the period commencing on the Effective Date and ending upon the date of the first delivery after the Effective Date of financial statements and compliance calculations pursuant to Section 8.01(a) and (g), the Total Leverage Ratio will be deemed to be that which corresponds to Level II. Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio (which shall be calculated quarterly) shall take effect as of the fifth Business Day following the receipt of the compliance certificate delivered pursuant to Section 8.01(g).
     “Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments represented by such Lender’s Commitment at such time.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04), and accepted by the Administrative Agent, in the form of Exhibit E or any other form reasonably approved by the Administrative Agent.
     “Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.
     “Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
     “Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for purposes of this definition, the LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.
     “BNP Paribas” has the meaning assigned to such term in the preamble hereto.
     “BNP Paribas Securities” has the meaning assigned to such term in the preamble hereto.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
     “Borrower” has the meaning assigned to such term in the preamble hereto.
     “Borrowing” means either a Revolving Borrowing or a Swingline Borrowing.
     “Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.
     “Capital Lease” means a lease of (or other arrangement conveying the right to use) real and/or personal Property, or a combination thereof, with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a Debt in accordance with GAAP.
     “Capital Lease Obligations” means, as to any Person, all obligations of such Person as lessee under any Capital Lease, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Cash Equivalents” means:
          (a) securities issued or directly and fully guaranteed or insured by the government of the United States or any other country whose sovereign debt has a rating of at least A3 from Moody’s and at least A- from S&P or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition;

          (b) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of $500,000,000 (or the equivalent thereof in any other currency or currency unit) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time by S&P or Moody’s, respectively;
          (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;
          (d) commercial paper rated at least P2 or A2 from Moody’s or S&P, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in each case maturing within one year after the date of acquisition;
          (e) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (b) above; and
          (f) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (a) through (d).
     “CERCLA” has the meaning given such term in the definition of “Environmental Laws”.
     “CFC” means any Subsidiary of an Obligor that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
     “Change in Control” means the occurrence of one or more of the following events: (a) the approval by the holders of Equity Interests in the Borrower of any plan or proposal for the liquidation or dissolution of the Borrower (whether or not otherwise in compliance with the provisions of this Agreement); (b) any Person or “group” (within the meaning of Section 13(d) of the Exchange Act as in effect on the date hereof) shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof), of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (c) during any period of 24 consecutive months, a majority of the members of the board of directors of the Borrower ceases to be composed of individuals (i) who were members of such board on the first day of such period, (ii) whose election or nomination to such board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to such board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
     “Change in Law” means (a) the adoption of any law, rule or regulation by any Governmental Authority after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of

Section 5.01(b)), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives made or issued by any Governmental Authority thereunder or in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy (A) promulgated by the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) and made or issued by any Governmental Authority or (B) made or issued by the United States financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, made or issued.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
     “Co-Syndication Agents” has the meaning assigned to such term in the preamble hereto.
     “Collateral” means all Property of the Borrower and the Guarantors that is subject to a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, under one or more of the Security Instruments.
     “Collateral Agreement” means that certain Collateral Agreement, dated as of the date hereof, among the Borrower, the Guarantors and the Administrative Agent.
     “Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex I hereto, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Commitments pursuant to Section 2.06(b), (b) increased from time to time pursuant to Section 2.06(c) or (c) reduced or increased from time to time pursuant to any assignment permitted by Section 12.04.
     “Commitment Fee” has the meaning assigned to such term in Section 3.05(a).
     “Commitment Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(F).
     “Confidential Information” has the meaning assigned to such term in Section 12.11.
     “Consolidated Net Income” means, with respect to any Person, for any Testing Period, the aggregate of the net income (or loss) of such Person and its Consolidated Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following (without duplication): (a) the net income (or loss) of any Person in which such Person or any of its Consolidated Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of such Person and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of cash dividends or distributions actually paid during such period by such other Person to such Person or to a Consolidated Subsidiary of such Person, as the case may be; (b) an amount equal to the portion of the net income (but not loss) of any Consolidated Subsidiary of such Person that is not at the time permitted (whether by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or otherwise) to be distributed, paid, repaid, loaned or otherwise transferred to such Person or any of such Person’s other Consolidated Subsidiaries that are not direct or indirect Subsidiaries of such Consolidated Subsidiary; provided that upon the removal of such restriction, the aggregate net income of such Consolidated Subsidiary previously excluded within the immediately preceding four (4) fiscal quarters shall be added to the net income of such Person and its Consolidated Subsidiaries for the same quarters; (c) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; (d) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets; (e) gains, losses or other charges as a result of the early retirement of Debt, including obligations under Hedging Agreements; (f) non-cash gains or losses as a result of foreign currency adjustments; and (g) costs related to the issuance of long term debt to the extent such costs are paid from the proceeds of such debt or are paid substantially concurrently with the issuance of such debt.
     “Consolidated Net Tangible Assets” means, with respect to the Borrower as of any date, the sum of the amounts that would appear on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP and after deducting therefrom, to the extent otherwise included, unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or development expenses and other intangible items.
     “Consolidated Subsidiary” of a Person means each Subsidiary of such Person, the financial statements of which are (or should be) consolidated with the financial statements of such Person in accordance with GAAP.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Convertible Notes” means collectively, the Existing 4.25% Notes and the Existing 4.75% Notes.
     “Credit Agricole” has the meaning assigned to such term in the preamble hereto.
     “Credit Exposure” means, with respect to any Lender at any time, the sum of the aggregate principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure outstanding at such time.
     “Debt” means, for any Person the sum of the following (without duplication): (a) all obligations of such Person (whether created or assumed) for borrowed money or evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services (other than accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business); (d) all Capital Lease Obligations in respect of which such Person is liable (whether contingent or otherwise); (e) all Debt (as described in the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that the amount of Debt for purposes of this clause (e) shall be an amount equal to the lesser of the unpaid amount of such Debt and the fair market value of the encumbered Property; (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the Debt of others; (g) all Debt (as described in the other clauses of this definition) of others guaranteed by such Person or in respect of which such Person otherwise assures a creditor against loss; (h) Disqualified Capital Stock of such Person; (i) any Debt (as described in the other clauses of this definition) of a Special Entity for which such Person is liable either by agreement or because of a Governmental Requirement but only to the extent of the maximum liability of such Person under such agreement or Governmental Requirement; and (j) all net mark to market obligations of such Person under Hedging Agreements; provided that any agreement by the Borrower or any of its Restricted Subsidiaries to repurchase equipment in a Permitted Sale for Lease Transaction at a price not greater than its fair market value shall not constitute Debt.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means, at any time, any Lender that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three (3) Business Days of the date required to be funded by it hereunder, unless, in the case of a failure by such Lender to fund any portion of its Loans, such Lender notifies the Administrative Agent in writing prior to the date on which such funding is required to be made by it hereunder that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified any Obligor, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Borrower or the Administrative Agent, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Borrower or the Administrative Agent in form and substance satisfactory to the Borrower or the Administrative Agent, as the case may be, (d) otherwise failed to pay over to the Administrative Agent, any Issuing Bank or any Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, administrator, trustee, custodian or similar Person appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, administrator, trustee, custodian or similar Person appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not become a Defaulting Lender solely as the result of (A) the acquisition or maintenance of an ownership interest in such Lender or its parent company or (B) the exercise of control over such Lender or its parent company, by a Governmental Authority or an instrumentality thereof.
     “Disclosing Parties” has the meaning assigned to such term in Section 12.11.
     “Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.
     “Dissolved Subsidiary” has the meaning assigned to such term in Section 8.07(c)(ii).
     “dollars” or “$” refers to lawful money of the United States of America.
     “Domestic Subsidiary” means each Restricted Subsidiary of the Borrower which is not a Foreign Subsidiary.
     “EBITDA” means, with respect to any Person, for any Testing Period, the sum of Consolidated Net Income of such Person for such period plus the following consolidated expenses or charges to the extent deducted from Consolidated Net Income of such Person for such period: total interest expense (as reflected on the consolidated income statement of such Person for such period), taxes, depreciation, amortization and other non-cash charges, provided that any cash actually paid with respect to such non-cash charges shall be deducted from EBITDA when paid.
     “Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
     “Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980

(“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, Texas Natural Resources Code Chapter 91, Subchapter D (Prevention of Pollution), as each of these laws are amended from time to time, and other environmental conservation or Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) failure to satisfy the minimum funding standards under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower, any Subsidiary or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower, any Subsidiary or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; or (g) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

     “Eurodollar”, when used in reference to any Revolving Loan or Revolving Borrowing, refers to whether such Revolving Loan, or the Revolving Loans comprising such Revolving Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Section 10.01.
     “Excepted Liens” means (a) Liens for Taxes, assessments, public or statutory obligations or other governmental charges or levies which (i) are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP or (ii) could not reasonably be expected to have a Material Adverse Effect individually or in the aggregate for all Excepted Liens contained in clauses (a), (b), (c), (d) and (e) of this definition; (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP or which could not reasonably be expected to have a Material Adverse Effect individually or in the aggregate for all Excepted Liens contained in clauses (a), (b), (c), (d) and (e) of this definition; (c) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or statutory landlord’s liens, each of which (i) is in respect of obligations that have not been overdue more than 90 days or (ii) is being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP or (iii) could not reasonably be expected to have a Material Adverse Effect individually or in the aggregate for all Excepted Liens contained in clauses (a), (b), (c), (d) and (e) of this definition; (d) any Liens reserved in leases for rent or royalties and for compliance with the terms of the leases in the case of leasehold estates, if such Lien (i) does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary, (ii) is being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP or (iii) such Lien could not reasonably be expected to have a Material Adverse Effect individually or in the aggregate for all Excepted Liens contained in clauses (a), (b), (c), (d) and (e) of this definition; (e) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal, minerals, timber, metals, steam or other natural resources or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto or which could not reasonably be expected to have a Material Adverse Effect individually or in the aggregate for all Excepted Liens contained in clauses (a), (b), (c), (d) and (e) of this definition; (f) Liens on cash, securities or, for Foreign Subsidiaries only, Property pledged to secure the performance of bids, trade contracts, leases, performance bonds, return-of-money or payment bonds, surety and appeal bonds, contracts or leases to which the Borrower or any of its Subsidiaries is a party, statutory obligations, regulatory obligations, and other obligations of a like nature incurred in the ordinary course of business; provided that, with respect to Liens on Property of Foreign Subsidiaries, such Property shall be the subject of, or used in connection with, the contracts, bonds or other obligations so secured; (g) Liens permitted by the Security Instruments; (h) judgment and attachment Liens not giving rise to an Event of Default; (i) Liens for the Borrower’s or any Subsidiary’s title to Property leased under Capital Leases; (j) Liens resulting from the deposit of funds or evidence of Debt in trust for the purpose of defeasing Debt of the Borrower or any of its Subsidiaries to the extent any such defeasance is permitted by this Agreement; (k) customary Liens on cash or cash equivalents held by a trustee for fees, costs and expenses of such trustee pursuant to an indenture; (l) Liens pursuant to merger agreements, stock purchase agreements, asset sale agreement and similar agreements on earnest money deposits, good faith deposits, purchase price adjustment escrows and similar deposits and escrow arrangements made or established thereunder; (m) Limited Recourse Equity Pledges; and (n) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies (including any such banker’s liens, rights of set-off or similar rights and remedies that are contractually agreed upon in deposit account agreements, securities account agreements or commodities account agreements entered into in the ordinary course of business) and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any other Obligor to provide collateral to the depository institution; provided that no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.
     “Excepted Subsidiary” means each of Universal Compression Services, LLC, Enterra Global Holdings LLC and Hanover Ecuador LLC; provided that in each case, such Subsidiary will be an Excepted Subsidiary only if (i) such Subsidiary is disregarded as an entity separate from its owner for U.S. federal income tax purposes, and (ii) all of such Subsidiary’s assets consist solely of equity interests in CFCs.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
     “Exchange Rate” means, with respect to any Offshore Currency on a particular date, the rate at which such Offshore Currency may be exchanged into dollars, as set forth at 11:00 a.m., London time, on such date on the applicable Reuters currency page with respect to such Offshore Currency. If such rate does not appear on the applicable Reuters currency page, the Exchange Rate with respect to such Offshore Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the spot rate of exchange of the Administrative Agent in the London Interbank market or other market where its foreign currency exchange operations in respect of such Offshore Currency are then being conducted, at or about 11:00 a.m., London time, at such date for the purchase of dollars with such Offshore Currency, for delivery two Business Days later.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income, however denominated (including backup withholding), and franchise Taxes or gross margin taxes imposed on it (in lieu of net income taxes) by the United States of America or such other jurisdiction under the laws of which such recipient is organized, or in which its principal office is located (or, in the case of any Lender, in which its Applicable Lending Office is located), or with which the recipient has a present or former connection (other than connections arising solely on account of the execution, delivery, performance, filing, recording and enforcement of, perfection of any Lien and the other activities contemplated in, any Loan Document, including the sale or assignment of any interest in a Loan or Loan Document), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located or which is described in clause (a) above, (c) in the case of any recipient (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding Tax that is imposed on amounts payable to or for the account of such recipient pursuant to applicable law in force at the time such recipient becomes a party to this Agreement (or designates a new lending office) or is attributable to such recipient’s failure or inability (other than as a result of a change in applicable law after such recipient becomes a party hereto) to comply with Section 5.03(f) (or to any inaccuracy or deficiency of any documentation provided by such recipient under Section 5.03(f)), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.03(a), and (d) any United States withholding Tax that is imposed by FATCA.
     “Executive Order” has the meaning assigned to such term in Section 7.21(a).
     “Existing Credit Agreement” means that certain Senior Secured Credit Agreement dated as of August 20, 2007 among the Borrower, Exterran Canada, Limited Partnership, Wells Fargo Bank, N.A. (successor to Wachovia Bank, National Association), as US Administrative Agent, Wells Fargo Capital Finance Corporation (Canada), as Canadian Administrative Agent, and the other agents and lenders party thereto (as heretofore amended, restated, supplemented or otherwise modified).
     “Existing Letters of Credit” means, collectively, those certain letters of credit set forth on Schedule 1.02.
     “Existing 4.25% Notes” means the Borrower’s 4.25% Convertible Senior Notes due 2014 issued pursuant to the Existing 4.25% Notes Indenture.
     “Existing 4.25% Notes Indenture” means the Indenture, dated as of June 10, 2009, between the Borrower and Wells Fargo Bank, National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of June 10, 2009, as the same may be amended, restated, modified or further supplemented from time to time.
     “Existing 4.75% Notes” means Hanover Compressor Company’s 4.75% Convertible Senior Notes due 2014 issued pursuant to the Existing 4.75% Notes Indenture.
     “Existing 4.75% Notes Indenture” means the Indenture, dated as of December 15, 2003, between Hanover Compressor Company, the guarantors party thereto and Wachovia Bank,

National Association, as trustee, as supplemented by the Second Supplemental Indenture dated as of December 15, 2003 and the Eighth Supplemental Indenture dated as of August 20, 2007, as the same may be amended, restated, modified or further supplemented from time to time.
     “Existing 7.25% Notes” means the Borrower’s 7.25% Senior Notes due 2018 issued pursuant to the Existing 7.25% Notes Indenture.
     “Existing 7.25% Notes Indenture” means the Indenture, dated as of November 23, 2010, between the Borrower and Wells Fargo Bank, National Association, as trustee, as the same may be amended, restated, modified or further supplemented from time to time.
     “Existing Senior Notes” means (i) the Existing 4.25% Notes, (ii) the Existing 4.75% Notes and (iii) the Existing 7.25% Notes.
     “EXLP” Exterran Partners, L.P., a limited partnership formed under the laws of the state of Delaware.
     “FASB” means the Financial Accounting Standards Board.
     “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version of such provisions that is substantively comparable and not materially more onerous to comply with), and any regulations or official interpretations thereof.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fee Letter” means that certain letter agreement from Wells Fargo, Wells Fargo Securities, BNP Paribas, BNP Paribas Securities, Credit Agricole, RBC, RBC Capital Markets, RBS and RBS Securities to the Borrower dated June 29, 2011, concerning certain fees to be paid by the Borrower in connection with this Agreement, as the same may be amended or replaced from time to time.
     “Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.
     “Financial Statements” means the financial statement or statements of the Borrower most recently delivered pursuant to Section 8.01(a)(i) and, prior to the initial delivery of such financial statement or statements pursuant to Section 8.01(a)(i), the financial statement or statements of the Borrower for the Fiscal Year ended December 31, 2010.

     “Fiscal Quarter” means a fiscal quarter of the Borrower.
     “Fiscal Year” means a fiscal year of the Borrower; provided that, for purposes of Section 2.06(b)(ii), the Fiscal Year ending December 31, 2011 shall be deemed to be the period commencing on the Effective Date and ending December 31, 2011.
     “Foreign Credit Facility” means any debt facility (including, without limitation, any credit agreement or ABS facility), commercial paper facilities or secured capital markets financings of a Foreign Subsidiary that derives substantially all of its income from jurisdictions other than the United States of America, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or secured capital markets financings, in each case, as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.
     “Foreign Lender” means any Lender that is organized (or that is otherwise resident for tax purposes) under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means each Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States of America, any State thereof, or any territory thereof, and any Restricted Subsidiary of any Foreign Subsidiary, whether or not such Restricted Subsidiary is incorporated under the laws of the United States of America, any State thereof, or any territory thereof.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, subject to the terms and conditions set forth in Section 1.05.
     “General Partner” means Exterran General Partner, L.P., a Delaware limited partnership and the general partner of EXLP.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their Properties, any Agent, any Issuing Bank or any Lender.
     “Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any Governmental Authority, whether now or hereinafter in effect, including Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

     “GP Interests” means the general partner units in EXLP held by the General Partner in its capacity as general partner of EXLP.
     “Guarantors” means (a) each Significant Domestic Subsidiary that is a party to the Guarantee Agreement on the Effective Date, (b) each Significant Domestic Subsidiary that guarantees the Indebtedness after the Effective Date pursuant to Section 8.07 and (c) any other Person that voluntarily becomes a Guarantor, in each case other than those released from their obligations under the Guarantee Agreement pursuant to Section 8.07(c) hereof or otherwise.
     “Guaranty Agreement” means that certain Guaranty Agreement, dated as of the date hereof, executed by the Guarantors in favor of the Administrative Agent.
     “Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Hedging Agreement.
     “Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
     “IDR” means an Incentive Distribution Right as defined in the partnership agreement of EXLP.
     “Indemnified Parties” has the meaning assigned to such term in Section 12.03(a)(ii).
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower.
     “Information Memorandum” means the Confidential Information Memorandum dated June, 2011 relating to the Borrower and the Transactions.
     “Interest Coverage Ratio” means, as of the last day of any Testing Period, the ratio of (a) Adjusted EBITDA for such Testing Period to (b) Total Interest Expense for such Testing Period.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to a Swingline Loan, the day that such Loan is required to be repaid pursuant to Section 2.08(a).
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may end after the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Investment” means, as applied to any Person, any direct or indirect (a) purchase or other acquisition by such Person of any Equity Interests, Debt or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person, (b) loan or advance made by such Person to any other Person, (c) guarantee, assumption or other incurrence of liability by such Person of or for any Debt of any other Person, (d) capital contribution or other investment by such Person in any other Person or (e) purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment or interest earned on such Investment. The term “Investment” shall exclude extensions of trade credit by the Borrower and the Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Borrower or such Subsidiary, as the case may be.
     “Investment Grade Rating” means, with respect to the Borrower’s Index Debt, (a) (i) a rating of Baa3 or better by Moody’s or a rating of BBB- or better by S&P and (ii) a rating no lower than one notch below that specified in clause (a)(i) of this definition from the other agency, and (b) a stable outlook or better from both Moody’s and S&P.
     “Issuing Bank” means each of Wells Fargo, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia, and any other Lender that agrees to issue Letters of Credit hereunder (as designated by the Borrower and approved by the Administrative Agent in its reasonable discretion), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(f). Each Issuing Bank may, in its discretion, arrange for one or more

Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Joint Lead Arrangers” has the meaning assigned to such term in the preamble hereto.
     “Joint Venture” means (a) a joint venture with a third party so long as such entity would not constitute a Subsidiary or (b) a Subsidiary formed with the intention of establishing a joint venture; provided that if such entity still constitutes a Subsidiary ninety (90) days after formation it shall no longer constitute a Joint Venture; provided, that in the case of (a) or (b), all Investments by the Borrower or any Restricted Subsidiary are made pursuant to and are permitted by Section 9.03(g) or Section 9.03(i).
     “Joint Venture Obligations” means, with respect to any Joint Venture owned in part by an Obligor or any Restricted Subsidiary, (a) obligations owed by such Obligor or Restricted Subsidiary to the other holders of the Equity Interests in such Joint Venture (other than a holder that is an Affiliate of an Obligor or any Restricted Subsidiary) and (b) Debt of such Joint Venture that is non-recourse to any Obligor or any Restricted Subsidiary or to any Property of any Obligor or Restricted Subsidiary other than the Equity Interests in such Joint Venture.
     “LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the US Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the US Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed in Annex I hereto and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or as an Additional Lender pursuant to Section 2.06(c), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
     “Letter of Credit” means each Existing Letter of Credit and any letter of credit issued pursuant to this Agreement, and shall include Offshore Currency Letters of Credit.
     “Letter of Credit Agreements” means all letter of credit applications and other agreements submitted by the Borrower, or entered into by the Borrower, with any Issuing Bank relating to any Letter of Credit.
     “Letter of Credit Request” means a request by the Borrower for the issuance, amendment, renewal or extension, as the case may be, of a Letter of Credit by any Issuing Bank in accordance with Section 2.07(b), which shall be in any form approved by or acceptable to such Issuing Bank.

     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) LIBOR for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “LIBOR” means, with respect to any Eurodollar Borrowing for any Interest Period, the per annum rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate does not appear on such page, then “LIBOR” with respect to such Eurodollar Borrowing for such Interest Period shall be the average of the respective rates per annum at which deposits in dollars are offered by reference banks selected by the Administrative Agent in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period for a period comparable to such Interest Period and in an amount substantially equal to the amount of such Eurodollar Borrowing.
     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
     “Limited Recourse Equity Pledge” means the pledge of Equity Interests in any Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary pursuant to an agreement that expressly states that the pledgee shall have no recourse to the pledgor or any of its assets or revenues under any circumstance other than recourse to the Equity Interests of the Unrestricted Subsidiary that are described in such pledge.
     “Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Commitment Increase Certificates, the Additional Lender Certificates, the Letters of Credit, the Fee Letter, the Administrative Agent Fee Letter, the Security Instruments and each consent, waiver, subordination agreement, intercreditor agreement, compliance certificate, Borrowing Request, Letter of Credit Request or Interest Election Request executed by the Borrower pursuant to this Agreement.
     “Loans” means the Revolving Loans and the Swingline Loans.

     “LP Unit” means any ownership unit representing a limited partnership interest in EXLP.
     “Majority Lenders” means, at any time while no Loans are outstanding or LC Exposure is outstanding, Lenders having at least a majority of the Aggregate Commitments; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least a majority of the outstanding aggregate principal amount of the Loans (other than Swingline Loans) and participation interests in Letters of Credit and Swingline Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04); provided that the Commitment and the principal amount of the Credit Exposure of each Defaulting Lender (if any) shall be excluded from the determination of Majority Lenders to the extent set forth in Section 4.03(c)(ii).
     “Material Adverse Effect” means any material and adverse effect on (a) the assets, liabilities, financial condition, business or operations of the Borrower and its Restricted Subsidiaries, taken as a whole, as reflected in the Financial Statements after eliminating the financial condition and results of the Unrestricted Subsidiaries, or (b) the ability of the Borrower and the other Obligors, taken as a whole, to perform their obligations under the Loan Documents in accordance with the terms thereof.
     “Maturity Date” means July 8, 2016.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
     “Mortgage” means each mortgage, deed of trust or any other document creating and evidencing a Lien on real or immovable Property to secure the Obligations, which shall be in a form reasonably satisfactory to the Administrative Agent.
     “Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 3(37) or 4001 (a)(3) of ERISA.
     “Net Proceeds” means, with respect to any Transfer (other than any lease), the gross amount of cash received by the Borrower or any of its Subsidiaries from such Transfer minus the sum of (a) the amount, if any, of all Taxes paid or payable by the Borrower or any of its Subsidiaries directly resulting from such Transfer (including the amount, if any, estimated by the Borrower in good faith at the time of such Transfer for Taxes payable by the Borrower or any of its Subsidiaries on or measured by net income or gain resulting from such Transfer), (b) the out-of-pocket costs, fees and expenses incurred by the Borrower or such Subsidiary in connection with such Transfer (including brokerage, investment banking, legal, accounting and other professional fees paid to a Person other than an Affiliate of the Borrower, but excluding any fees or expenses paid to an Affiliate of the Borrower, other than for the purpose of reimbursing such Affiliate for any fees or expenses paid by such Affiliate to a third party), (c) appropriate amounts required to be reserved (in accordance with GAAP) for post-closing adjustments by the Borrower or any of its Subsidiaries in connection with such Transfer, against any liabilities retained by the Borrower or any of its Subsidiaries after such Transfer, which liabilities are associated with the Property being disposed, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Transfer and (d) the amount of any Debt secured by the Property being disposed, which Debt is repaid as a result of such Transfer. Any proceeds received in a currency other than dollars shall, for purposes of the calculation of the amount of Net Proceeds, be in an amount equal to the US Dollar Equivalent thereof as of the date of receipt thereof by the Borrower or any of its Subsidiaries.
     “Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
     “Non-Recourse Debt” means Debt of any Subsidiary:
     (a) as to which neither the Borrower nor any Restricted Subsidiary (i) provides credit support of any kind (including any guaranty, undertaking, agreement or instrument that would constitute Debt), other than a Limited Recourse Equity Pledge, (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) is the lender; and
     (b) no default with respect to which (including any rights that the holders thereof may have to take an enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of Debt of the Borrower or any Restricted Subsidiary to declare a default on such Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.
     “Non-Recourse Foreign Debt” means Debt of any Foreign Subsidiary as to which neither the Borrower nor any Domestic Subsidiary (a) provides credit support of any kind (including any guaranty, undertaking, agreement or instrument that would constitute Debt), other than a Limited Recourse Equity Pledge, (b) is directly or indirectly liable as a guarantor or otherwise or (c) is the lender.
     “Note” means a promissory note of the Borrower in favor of a Lender evidencing the Revolving Loans made by such Lender, substantially in the form of Exhibit A.
     “Obligations” means, without duplication, any and all amounts owing by any Obligor or any Restricted Subsidiary (including interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Obligor or any Restricted Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding): (a) to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document; (b) to any Secured Hedging Provider under a Hedging Agreement; (c) to any Secured Treasury Management Counterparty under a Treasury Management Agreement; and (d) all renewals, extensions and/or rearrangements of any of the foregoing, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.
     “Obligors” means the Borrower and the Guarantors.
     “OFAC” has the meaning assigned to such term in Section 7.21(b)(v).
     “Offshore Currency” means any lawful currency (other than dollars) that the relevant Issuing Bank with respect to any Offshore Currency Letter of Credit, in its sole reasonable opinion, at any time determines to be (a) freely traded in the offshore interbank foreign exchange markets, (b) freely transferable and (c) freely convertible into dollars.
     “Offshore Currency Letter of Credit” means any Letter of Credit denominated in an Offshore Currency.
     “Omnibus Agreement” means that certain Third Amended and Restated Omnibus Agreement dated June 10, 2011 among the Borrower, Exterran Energy Solutions, L.P., Exterran GP LLC, the General Partner, EXLP, and EXLP Operating LLC, as amended, modified, supplemented or restated from time to time, and all exhibits and schedules thereto.
     “OPA” has the meaning assigned to such term in the definition of Environmental Laws.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating agreement or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction).
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Permitted Liens” has the meaning assigned to such term in Section 9.02.
     “Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any other Debt (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay all accrued (including, for purposes of defeasance, future accrued) and unpaid interest on the Refinanced Debt and any fees and expenses, including premiums, related to such exchange or refinancing; (b) such new Debt has a stated maturity no earlier than the date that is 91 days after the Maturity Date (as in effect on the date of incurrence of such new Debt); (c) such new Debt has a Weighted Average Life to Maturity at the time such new Debt is incurred no shorter than the period beginning on the date of incurrence of such new

Debt and ending on the date that is 91 days after the Maturity Date (as in effect on the date of incurrence of such new Debt); (d) such new Debt either (i) has terms substantially similar to those customary in high-yield debt offerings or (ii) does not contain financial covenants that are materially more restrictive, taken as a whole, than those contained in Section 9.10; and (e) if the Refinanced Debt was subordinated in right of payment to the Obligations or the guarantees under the Guaranty Agreement, such new Debt (and any guarantees thereof) is subordinated in right of payment to the Obligations (or, if applicable, the Guaranty Agreement) to at least the same extent as the Refinanced Debt.
     “Permitted Sale for Lease Transaction” means a transaction involving (a) a sale by the Borrower or a Restricted Subsidiary of equipment to a financial institution that in turn leases such assets to its customer and (b) an agreement by the Borrower or a Restricted Subsidiary to repurchase such equipment from such financial institution (or any of its successor and assigns) upon the occurrence of certain events.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledge Agreement” means that certain Pledge Agreement dated as of the date hereof, executed by the pledgors party thereto in favor of the Administrative Agent.
     “Post-Default Rate” means, in respect of any principal of any Loan or any other amount payable by the Borrower under this Agreement or any other Loan Document, a rate per annum equal to 2% per annum above the LIBO Rate for Eurodollar Borrowings with an Interest Period of one month as in effect from time to time plus the Applicable Margin (if any), but in no event to exceed the Highest Lawful Rate; provided, however, if any amount of principal of any Eurodollar Loan is not paid when due, the “Post-Default Rate” for such principal amount shall be 2% per annum above the interest rate for such Loan as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
     “Purchase Money Indebtedness” means debt, the proceeds of which are used to finance the acquisition, construction or improvement of inventory, equipment or other property.
     “RBC” has the meaning assigned to such term in the preamble hereto.
     “RBC Capital Markets” has the meaning assigned to such term in the preamble hereto.
     “RBS” has the meaning assigned to such term in the preamble hereto.
     “RBS Securities” has the meaning assigned to such term in the preamble hereto.
     “RCRA” has the meaning assigned to such term in the definition of Environmental Laws.
     “Refinanced Debt” has the meaning assigned to such term in the definition of “Permitted Refinancing Debt”.
     “Register” has the meaning assigned to such term in Section 12.04(c).
     “Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, representatives, trustees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
     “Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Borrower.
     “Restricted Person” has the meaning assigned to such term in Section 12.11.
     “Restricted Subsidiaries” means all Subsidiaries of the Borrower that are not Unrestricted Subsidiaries.
     “Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Revolving Loan” has the meaning assigned to such term in Section 2.01. For the avoidance of doubt, the term “Revolving Loan” does not include Swingline Loans.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

     “SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
     “Secured Hedging Provider” means any Person that is party to a Hedging Agreement with the Borrower or any Restricted Subsidiary (excluding any ABS Subsidiary) that entered into such Hedging Agreement while such Person was, or before such Person became, a Lender or an Affiliate of a Lender, as the case may be; provided that such person shall not be a Secured Hedging Provider as to any amounts owing in respect of any additional transactions or confirmations under such Hedging Agreement entered into after such Secured Hedging Provider ceases to be a Lender or an Affiliate of a Lender.
     “Secured Parties” means, collectively, the Administrative Agent, each Issuing Bank, each Lender, each Secured Hedging Provider and each Secured Treasury Management Counterparty.
     “Secured Treasury Management Counterparty” means any Person that is party to a Treasury Management Agreement with the Borrower or any Restricted Subsidiary that entered into such Treasury Management Agreement while such Person was, or before such Person became, a Lender or Affiliate of a Lender, as the case may be; provided that if such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, such Person shall remain a Secured Treasury Management Counterparty for 180 days after such time. After 180 days, such Person shall no longer be a Secured Treasury Management Counterparty.
     “Security Instruments” means the Guaranty Agreement, the Collateral Agreement, the Pledge Agreement, the Mortgages and the other agreements, instruments or certificates described or referred to in Exhibit F, and any and all other agreements and instruments now or hereafter executed and delivered by the Borrower or any other Person (other than Hedging Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement or any Treasury Management Agreement) granting a Lien upon any Property as security for the payment or performance of the Obligations.
     “Senior Secured Debt” means all Debt included in the calculation of Total Debt (including the Obligations to the extent included in the calculation of Total Debt) that is secured and that is not expressly subordinated by its terms to the Obligations.
     “Senior Secured Leverage Ratio” means, as of the last day of any Testing Period, the ratio of Senior Secured Debt as of such date to Adjusted EBITDA for such Testing Period.
     “SG&A Expense” means, for any period, the selling, general and administrative expenses of the Borrower and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.
     “Significant Domestic Subsidiary” means (a) each Wholly-Owned Domestic Subsidiary the value of whose Specified US Assets as of the last day of any Fiscal Year exceeds $50,000,000 individually, (b) each Wholly-Owned Domestic Subsidiary (excluding any ABS Subsidiary) that guarantees any other third-party Debt in a principal amount exceeding $50,000,000, (c) each Wholly-Owned Domestic Subsidiary (other than the General Partner and Exterran GP LLC) that owns Equity Interests in EXLP and (d) each Domestic Subsidiary designated or deemed designated as a Significant Domestic Subsidiary pursuant to Section 8.07(b).
     “Significant Foreign Subsidiary” means any Foreign Subsidiary the value of whose gross assets (excluding the value of the Equity Interests of the Subsidiaries of such Foreign Subsidiary and any intercompany Debt owing to such Foreign Subsidiary) exceeds $50,000,000 as of the most recent Fiscal Year end for which financial statements are available.
     “Special Entity” means any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation in which the Borrower or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to “control” such second Person (e.g. a sole general partner controls a limited partnership).
     “Specified Foreign Asset Transfer” means a Specified Transfer described on Schedule 1.01(a).
     “Specified Transfer” means any Transfer of any Property of the Borrower or any of its Restricted Subsidiaries to any Person, other than (a) any Transfer of Property to the Borrower or any of its Restricted Subsidiaries, (b) any Transfer of Property by way of a lease and (c) any Transfer of Property pursuant to any of clauses (a) through (i) of Section 9.11.
     “Specified US Assets” of any Person means such Person’s gross assets in the United States, excluding (a) the value of the Equity Interests of such Person’s Subsidiaries, (b) any intercompany debt owing to such Person and (c) in the case of Exterran Water Management Services, LLC, any intangible assets.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subordinated Units” shall have the meaning assigned to such term in the partnership agreement of EXLP.
     “Subsidiary” of a Person means (a) any corporation, limited liability company, joint venture, partnership or other business entity of which at least a majority of the outstanding

Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, managers or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries and (b) any partnership of which such Person or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower.
     “Subsidiary EBITDA” means (a) for EXH MLP LP LLC, EXH GP LP LLC, the General Partner and Exterran GP, LLC for any period, the aggregate EBITDA of such Restricted Subsidiaries (without duplication) for such period and (b) for any Unrestricted Subsidiary for any period, (i) EBITDA of such Unrestricted Subsidiary for such period or (ii) to the extent that the Consolidated Net Income of such Unrestricted Subsidiary for such period is not available, the gross revenues of such Unrestricted Subsidiary for such period, less (without duplication) (A) the cost of sales (excluding depreciation expenses to the extent such expenses were included in cost of sales) associated with such gross revenues and (B) without duplication of any amounts included in SG&A Expense deducted when determining Consolidated Net Income of the Borrower and its Consolidated Subsidiaries for such period, an amount equal to SG&A Expense for such period (excluding non-cash expenses included in such consolidated SG&A Expense) multiplied by a fraction, the numerator of which is the gross revenues of such Unrestricted Subsidiary for such period and the denominator of which is the gross revenues of the Borrower and its Consolidated Subsidiaries for such period; provided that in no event shall the amount calculated pursuant to this clause (ii) be less than zero.
     “Support Letter of Credit” shall mean an irrevocable standby letter of credit, satisfactory in form to the Administrative Agent, and issued by a bank or other financial institution having upon issuance a senior unsecured long-term debt rating of (a) A- or better from S&P or (b) A3 or better from Moody’s.
     “Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.08.
     “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
     “Swingline Lender” means Wells Fargo, in its capacity as a lender of Swingline Loans hereunder.
     “Swingline Loan” has the meaning assigned to such term in Section 2.08.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

     “Testing Period” means, at any date of determination, the period consisting of the four consecutive fiscal quarters most recently ended (whether or not such quarters are all within the same fiscal year).
     “Total Debt” means, at any time, the sum (without duplication) of (a) 100% of the debt of the Borrower and its Restricted Subsidiaries reflected as long-term debt on the consolidated balance sheet of the Borrower in accordance with GAAP, plus (b) any Debt which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of the Borrower and its Restricted Subsidiaries and to the extent the proceeds of which have been used to finance assets that generate income included in the EBITDA of the Borrower and its Restricted Subsidiaries, plus (c) the current portion of the debt set forth in (a) above, minus (d) all net mark to market obligations of the Borrower and its Restricted Subsidiaries under Hedging Agreements to the extent included in the foregoing clauses (a), (b) or (c).
     “Total Interest Expense” means, for any period, the total consolidated interest expense net of cash interest income of the Borrower and its Restricted Subsidiaries for such period (including the cash equivalent of the interest expense associated with Capital Lease Obligations, but excluding (a) upfront fees paid in connection with this Agreement or any debt facility where the fees are paid from the proceeds of such debt, (b) Debt or lease issuance costs, debt discounts or premiums and other financing fees required to be amortized, (c) lease payments on any office equipment or real property, (d) any principal components paid on all lease payments, (e) gains, losses or other charges as a result of the early retirement of Debt and (f) any other non-cash interest expense). Total Interest Expense will be adjusted on a pro forma basis (determined by the Borrower in a manner reasonably acceptable to the Administrative Agent) for (i) interest expense associated with Debt, the proceeds of which are to be used for any acquisition with a purchase price in excess of $50,000,000 and (ii) interest expense associated with Debt that is repaid with the proceeds of any disposition (including any disposition of Equity Interests in EXLP) with a sale price in excess of $50,000,000 (in each case to the extent not otherwise reflected in the calculation of Total Interest Expense).
     “Total Leverage Ratio” means, as of the last day of any Testing Period, the ratio of Total Debt as of such date to Adjusted EBITDA for such Testing Period.
     “Total Revolving Credit Exposure” means, at any time, the sum of the Credit Exposures of all Lenders at such time.
     “Transactions” means the execution, delivery and performance by the Obligors of the Loan Documents to which they are a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Obligors on Collateral pursuant to the Security Instruments.
     “Transfer” means to sell, lease, assign, exchange, convey or otherwise transfer (excluding the granting of a Lien on) any Property.
     “Transferred Subsidiary” has the meaning assigned to such term in Section 8.07(c)(ii).

     “Treasury Management Agreement” means any agreements regarding bank services provided to the Borrower or any Restricted Subsidiary for commercial credit cards, stored value cards and treasury management services, including deposit accounts, auto-borrow, zero balance or cash concentration accounts, returned check concentration, lockbox, controlled disbursements, automated clearinghouse transactions, return items, overdrafts, interstate depository network services and reporting and trade finance services provided by a Secured Treasury Management Counterparty.
     “Type”, when used in reference to any Revolving Loan or Revolving Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Revolving Borrowing, is determined by reference to the Base Rate or the LIBO Rate.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Texas or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
     “Unrestricted Subsidiary” means (a) EXLP and its Subsidiaries, (b) the Subsidiaries set forth on Schedule 1.01(b) and (c) any Subsidiary designated as an Unrestricted Subsidiary in accordance with Section 9.14, and any of its Subsidiaries, other than any Subsidiary referred to in clause (b) or (c) that is designated a Restricted Subsidiary in accordance with Section 9.14.
     “US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in dollars, such amount and (b) with respect to any amount denominated in an Offshore Currency, the equivalent in dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on such date of determination.
     “U.S. Person” means a United States person as defined in Section 7701(a)(30) of the Code.
     “USA PATRIOT Act” has the meaning assigned to such term in Section 12.16.
     “Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Debt.
     “Wells Fargo” has the meaning assigned to such term in the preamble hereto.
     “Wells Fargo Securities” has the meaning assigned to such term in the preamble hereto.
     “Wholly-Owned Domestic Subsidiary” means any Domestic Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the other Wholly-Owned Domestic Subsidiaries or are owned by the Borrower and one or more of the other Wholly-Owned Domestic Subsidiaries.

     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).
Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of the Borrower and its Consolidated Subsidiaries referred to in Section 8.01(a) (except for changes concurred with by the Borrower and its Consolidated Subsidiaries’ independent public accountants); provided that, if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof or the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2010 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States as in effect on December 31, 2010, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.
ARTICLE II
The Credits
     Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make loans to the Borrower (each such loan, a “Revolving Loan”) during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment and (b) the Total Revolving Credit Exposure exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Revolving Loans.
     Section 2.02 Revolving Loans and Borrowings.
          (a) Borrowings; Several Obligations. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Types of Loans. Subject to Section 3.03, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that any ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $250,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

          (d) Notes. Any Lender may request that the Loans made by such Lender be evidenced by a Note dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of such Assignment and Assumption or (iii) any Lender that becomes a party hereto in connection with an increase in the Aggregate Commitments pursuant to Section 2.06(c), as of the effective date of such increase, payable to such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed. In the event that any Lender’s Commitment increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(c) or otherwise), at the request of such Lender, the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
     Section 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, facsimile or e-mail (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., Eastern time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., Eastern time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e). Each such Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing request, shall be confirmed promptly by hand delivery, facsimile or e-mail to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
               (i) the aggregate amount of the requested Borrowing;
               (ii) the date of such Borrowing, which shall be a Business Day;
               (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
               (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
               (v) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each request for a Borrowing shall constitute a representation that the amount of the requested Borrowing shall not cause the Total Revolving Credit Exposure to exceed the Aggregate Commitments.
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     Section 2.04 Interest Elections.
          (a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.04 shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone, facsimile or e-mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, in the case of a telephonic Interest Election Request, shall be confirmed promptly by hand delivery, facsimile or e-mail to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.
          (c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:
               (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);
               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
               (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

               (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) Effect of Failure to Deliver Timely Interest Election Request and Event of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent so notifies the Borrower, then, so long as an Event of Default is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     Section 2.05 Funding of Borrowings.
          (a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Eastern time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made by the time specified in Section 2.08(b). The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
          (b) Presumption of Funding by the Lenders. Except with respect to Swingline Loans made pursuant to Section 2.08, unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment made by the Borrower pursuant to this Section 2.05(b) shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     Section 2.06 Termination, Reduction and Increase of Aggregate Commitments.
          (a) Scheduled Termination of Commitments. Unless previously terminated, the Revolving Aggregate Commitments shall terminate on the Maturity Date.
          (b) Optional or Mandatory Termination and Reduction of Aggregate Commitments.
               (i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitments; provided that (A) each reduction of the Aggregate Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the Total Revolving Credit Exposure would exceed the Aggregate Commitments.
               (ii) If (A) the Borrower or any of its Restricted Subsidiaries receives any Net Proceeds from any Specified Transfer effected during any Fiscal Year and (B) the amount of such Net Proceeds, together with the aggregate amount of all Net Proceeds received by the Borrower and its Restricted Subsidiaries in respect of all other Specified Transfers effected during such Fiscal Year, in each case not used by the Borrower or any of its Restricted Subsidiaries to purchase, maintain or improve Property used or to be used in the business of the Borrower and its Restricted Subsidiaries during the period of 360 days (or, in the case of any Specified Foreign Asset Transfer, 540 days) from the date of receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds, exceeds an amount equal to (1) in the case of any Specified Transfer effected during the Fiscal Year ending December 31, 2011, 2.5% of Consolidated Net Tangible Assets as of the end of the Fiscal Year ended December 31, 2010 or (2) in the case of any Specified Transfer effected during any Fiscal Year ending thereafter, 5% of Consolidated Net Tangible Assets as of the end of the most recently ended Fiscal Year (such excess, the “Excess Net Proceeds Amount”), then the Aggregate Commitments shall be reduced, on the 361st day (or, in the case of any Specified Foreign Asset Transfer, the 541st day) after the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds, by an amount equal to the Excess Net Proceeds Amount.

               (iii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under Section 2.06(b)(i) or of any mandatory reduction under Section 2.06(b)(ii) not later than 12:00 p.m., Eastern time on the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(iii) shall be irrevocable; provided that a notice of termination of the Aggregate Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a securities offering, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Commitments shall be permanent and may not be reinstated except pursuant to Section 2.06(c). Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.
          (c) Optional Increase in Aggregate Commitments.
               (i) Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Aggregate Commitments then in effect with the prior consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) by increasing the Commitment of one or more Lenders or by causing one or more Persons that at such time are not already Lenders to become Lenders (each, an “Additional Lender”).
               (ii) Any increase in the Aggregate Commitments shall be subject to the following additional conditions:
                    (A) such increase shall be in an integral multiple of $5,000,000 (unless the Administrative Agent shall otherwise consent);
                    (B) the aggregate amount of all such increases shall not exceed $300,000,000;
                    (C) no Default shall have occurred and be continuing at the effective date of such increase;
                    (D) with respect to any increase in the Aggregate Commitments, on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays any compensation required by Section 5.02;
                    (E) no Lender’s Commitment may be increased without the consent of such Lender;
                    (F) if the Borrower elects to increase the Aggregate Commitments by increasing the Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit G-1 (a “Commitment Increase Certificate”), and, if requested by such Lender, the

Borrower shall deliver a new Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase, and otherwise duly completed;
                    (G) if the Borrower elects to increase the Aggregate Commitments by causing an Additional Lender to become a party to this Agreement, then the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit G-2 (an “Additional Lender Certificate”), together with an Administrative Questionnaire, and, if requested by such Additional Lender, the Borrower shall deliver a Note payable to such Additional Lender in a principal amount equal to its Commitment, and otherwise duly completed;
                    (H) the representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality in the text thereof) on and as of the effective date of such increase, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the effective date of such increase, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date;
                    (I) the receipt by the Administrative Agent and the Lenders participating in the applicable increase in the Aggregate Commitments of all fees and expenses payable by written agreement among the Borrower and the Administrative Agent or under Section 12.03 hereof on or before the date on which any increase in the Commitments shall be effective; and
                    (J) the receipt by the Administrative Agent of the following documents which shall each be reasonably satisfactory to the Administrative Agent in form and substance: (x) documents of the type required to be delivered pursuant to clauses (i), (ii), (iii), (v), (vii) (if requested by the Administrative Agent) and (x) (if a Borrowing is being requested in connection with such increase) of Section 6.01(a), in each case to the extent relating to any increases in the Aggregate Commitments, and (y) such other documents relating to the applicable increase in the Aggregate Commitments as the Administrative Agent or any Lender participating in such increase may reasonably request.
               (iii) Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in each Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower pays any compensation required by Section 5.02), as the case may be: (A) the amount of the Aggregate Commitments shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, in connection with an increase of the Aggregate Commitments, each Lender and Additional Lender participating in such increase shall purchase a pro rata portion of the outstanding Revolving Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any

Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Revolving Loans (and participation interests in Letters of Credit) after giving effect to the increase in the Aggregate Commitments.
               (iv) Upon its receipt of a duly completed Commitment Increase Certificate or an Additional Lender Certificate, as the case may be, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, the Administrative Questionnaire referred to in Section 2.06(c)(ii)(G), if applicable, the written consent of the Administrative Agent to such increase required by Section 2.06(c)(i), and such documents required under Section 2.06(c)(ii)(I), the Administrative Agent shall accept such Commitment Increase Certificate or Additional Lender Certificate, as the case may be, and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(c). No increase in the Aggregate Commitments shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).
     Section 2.07 Letters of Credit.
          (a) General. During the period from and including the Effective Date to, but excluding, the 30th day prior to the Maturity Date, each Issuing Bank agrees to extend credit for the account of the Borrower or any Restricted Subsidiary at any time and from time to time by issuing, renewing, extending or reissuing Letters of Credit; provided, however, that, after giving effect to the issuance, renewal, extension or reissuance of any Letter of Credit, the LC Exposure shall not exceed $500,000,000. The Lenders shall participate in such Letters of Credit according to their respective Applicable Percentages. Each of the Letters of Credit shall (i) be issued by the applicable Issuing Bank on a sight basis only, (ii) contain such terms and provisions as are reasonably required by the applicable Issuing Bank, (iii) be for the account of the Borrower or any Restricted Subsidiary and (iv) subject to the immediately succeeding paragraph, expire not later than five (5) Business Days before the Maturity Date. The Borrower may request that one or more Letters of Credit be issued in an Offshore Currency denomination as part of the LC Exposure. The aggregate US Dollar Equivalent of all Offshore Currency Letters of Credit, as of the issuance date of any such Offshore Currency Letter of Credit, shall not exceed $500,000,000. No Issuing Bank shall be obligated to issue an Offshore Currency Letter of Credit if such Issuing Bank has determined, in its sole discretion, that it is unable to fund obligations in the requested Offshore Currency; provided, however, the Administrative Agent shall use its commercially reasonable efforts to locate suitable issuers if no Issuing Bank is able to fund obligations in the requested Offshore Currency. From and after the Effective Date, the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to this Section 2.07.
          Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this Section 2.07, the expiration date of one or more Letters of Credit may extend beyond the Maturity Date; provided, however, it is hereby expressly agreed and understood that:
               (i) the US Dollar Equivalent of the aggregate face amount of all such Letters of Credit shall not at any time exceed $150,000,000;

               (ii) the expiration dates of such Letters of Credit shall not extend more than three (3) years beyond the Maturity Date;
               (iii) the Borrower shall, not later than five (5) Business Days prior to the Maturity Date, deposit cash in an account with the Administrative Agent, in the name of the Administrative Agent for the benefit of the Administrative Agent and each applicable Issuing Bank, and/or provide one or more Support Letters of Credit for the benefit of the Administrative Agent and each applicable Issuing Bank, so that the aggregate amount of cash and the aggregate face amount of such Support Letters of Credit is at least equal to the aggregate amount available for drawing under all such Letters of Credit as of such date; provided that for all Offshore Currency Letters of Credit, the Borrower shall deposit cash in an account with the Administrative Agent for the benefit of the Administrative Agent and each applicable Issuing Bank, and/or provide one or more Support Letters of Credit for the benefit of the Administrative Agent and each applicable Issuing Bank, so that the aggregate amount of cash and the aggregate face amount of such Support Letters of Credit is at least equal to 110% of the US Dollar Equivalent of the aggregate amount available for drawing under all such Offshore Currency Letters of Credit and will have a continuing obligation to maintain cash in an account with the Administrative Agent for the benefit of the Administrative Agent and each applicable Issuing Bank (and the Administrative Agent shall have exclusive dominion and control (including the exclusive right of withdrawal) over any such account) and/or one or more Support Letters of Credit for the benefit of the Administrative Agent and each applicable Issuing Bank, so that the aggregate amount of cash and the aggregate face amount of such Support Letters of Credit is at least equal to 110% of the US Dollar Equivalent of the aggregate face amount available for drawing under all such Offshore Currency Letters of Credit;
               (iv) if any Issuing Bank makes any disbursement in connection with a Letter of Credit after the Maturity Date, such disbursement shall be an advance on behalf of the Borrower under this Agreement and shall be reimbursed to such Issuing Bank (A) first, by the Administrative Agent applying amounts in the cash collateral account and/or proceeds of any drawing on any Support Letter of Credit referred to in clause (iii) of this paragraph until reimbursed in full, and (B) second, by the Borrower pursuant to Section 2.07(e) (except that the Borrower shall not have the right to request that the Lenders make, and the Lenders shall not have any obligation to make, a Loan under this Agreement after the Maturity Date to fund any such disbursement); and
               (v) all such disbursements referred to in clause (iv) of this paragraph shall be secured only by the cash collateral and Support Letters of Credit referred to in clause (iii) of this paragraph and the Borrower hereby grants to the Administrative Agent a first-priority security interest in all such cash collateral (whether now or hereafter deposited in the cash collateral account referred to in clause (iii) of this paragraph), without any further action on the part of any Issuing Bank, the Borrower, the Administrative Agent, any Lender or any other Person now or hereafter party hereto (other than any action the Administrative Agent reasonably deems necessary to perfect such security interest, which action the Borrower hereby authorizes the Administrative Agent to take), until such disbursements are reimbursed in full.
If, on the Maturity Date (A) the Commitments have been terminated, (B) the Loans, all interest thereon and all other amounts payable by the Borrower hereunder or in connection herewith (other than the LC Exposure in connection with any Letter of Credit having an expiration date extending beyond the Maturity Date as permitted by Section 2.07(a)) have been paid in full, and (C) the conditions set forth in clause (iii) above have been fully satisfied, then from and after such date the following provisions of this Agreement shall not be operative: Sections 8.01 (other than Section 8.01(a), which shall remain operative), 8.02 (except as the same may affect a Letter of Credit), 8.03(b), 8.04, 8.05, 8.07, 8.08, 8.09, Section 9.01, Section 9.02 (except for cash collateral securing Letters of Credit), Section 9.03, Section 9.04, Section 9.05, Section 9.06, Section 9.08, Section 9.09, Section 9.10, Section 9.11, Section 9.12, Section 9.13, Section 9.14, Section 9.15, 9.16 and 9.17.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit by any Issuing Bank (or the amendment, renewal or extension of an outstanding Letter of Credit issued by any Issuing Bank), the Borrower shall hand deliver or transmit by facsimile or e-mail to such Issuing Bank and the Administrative Agent not later than 12:00 p.m., Eastern time, (i) three (3) Business Days before the proposed date such Letter of Credit is to be issued (or such shorter time as such Issuing Bank may agree) and (ii) one (1) Business Day before the proposed date of any amendment, renewal or extension of a Letter of Credit (or such shorter time as such Issuing Bank may agree), a Letter of Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (a) of this Section 2.07), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by any Issuing Bank, the Borrower shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and with respect to each notice provided by the Borrower above and any issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (A) the LC Exposure does exceed $500,000,000, (B) the aggregate US Dollar Equivalent of all Offshore Currency Letters of Credit does not exceed $500,000,000, and (C) the Total Revolving Credit Exposure does not exceed the Aggregate Commitments.
          (c) If, after payment in full of all Obligations of the Borrower under the Loan Documents (including without limitation, reimbursement obligations with respect to Letters of Credit, but excluding any indemnities and other contingent obligations not then due and payable and as to which no claim has been made at the time of determination) and the expiration or cancellation of all outstanding Letters of Credit, there remains any amount on deposit in the cash collateral account referred to in Section 2.07(a)(iii) above, the Administrative Agent shall, within three (3) Business Days after all such Obligations are paid in full and all outstanding Letters of Credit have expired or been cancelled, return such amount to the Borrower.
          (d) Participations. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.07(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.07(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, or the reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement and Prepayment.
               (i) In connection with any Letter of Credit, the Borrower may make funds available for disbursement by the applicable Issuing Bank in connection with such Letter of Credit. In such cases, the Issuing Bank shall use such funds which the Borrower has made available to fund such Letter of Credit. In addition, the Borrower may give written instructions to an Issuing Bank and the Administrative Agent to make a Loan under this Agreement to fund any Letters of Credit issued by such Issuing Bank which may be drawn. In all such cases, the Borrower shall give the appropriate notices required under this Agreement for an ABR Loan or a Eurodollar Loan. If a disbursement by any Issuing Bank is made under any Letter of Credit, in cases in which the Borrower has not either provided its own funds to fund a draw on a Letter of Credit or given the Administrative Agent prior notice for a Loan under this Agreement, then the Borrower shall pay to the Administrative Agent within two (2) Business Days after notice of any such disbursement is received by the Borrower, the amount and, in the case of any Offshore Currency Letters of Credit, the US Dollar Equivalent determined on the date of such disbursement, of each such disbursement made by such Issuing Bank under such Letter of Credit (if such payment is not sooner effected as may be required under this Section 2.07(e) or under other provisions of the Letter of Credit), together with interest on the amount disbursed from and including the date of disbursement until payment in full of such disbursed amount at a varying rate per annum equal to (A) the then applicable interest rate for ABR Loans through the second Business Day after notice of such disbursement is received by the Borrower and (B) thereafter, the Post-Default Rate for ABR Loans (but in no event to exceed the Highest Lawful Rate) for the period from and including the third Business Day following the date of such disbursement to and including the date of repayment in full of such disbursed amount. The obligations of the Borrower under this Agreement with respect to each Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid or performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, but only to the fullest extent permitted by applicable law, the following circumstances: (U) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the Security Instruments; (V) any amendment or waiver of (including any default), or any consent to departure from this Agreement (except to the extent permitted by any amendment or waiver), any Letter of Credit or any of the Security Instruments; (W) the existence of any claim, set-off, defense or other rights which the Borrower may have at any time against the beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the Security Instruments, the Transactions or any unrelated transaction; (X) any statement, certificate, draft, notice or any other document presented under any Letter of Credit proves to have been forged, fraudulent, insufficient or invalid in any respect or any statement therein proves to have been untrue or inaccurate in any respect whatsoever; (Y) payment by any Issuing Bank under any Letter of Credit against presentation of a draft or certificate which appears on its face to comply, but does not comply, with the terms of such Letter of Credit; and (Z) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
          Notwithstanding anything in this Agreement to the contrary, the Borrower will not be liable for payment or performance with respect to any Letter of Credit that results from the gross negligence or willful misconduct of the applicable Issuing Bank or its officers, employees, agents or representatives except, to the extent the Borrower or any Restricted Subsidiary actually recovers the proceeds for itself or the Issuing Bank of any payment made by the Issuing Bank in connection with such gross negligence or willful misconduct, the Borrower will be liable for payment or performance of such recovered amount minus costs and expenses associated with such recovery.
               (ii) If (A) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.07(e)(ii), or (B) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then an amount equal to the LC Exposure (except for any outstanding Offshore Currency Letters of Credit which shall equal an amount equal to 110% of the aggregate face amount of all such Offshore Currency Letters of Credit) shall be deemed to be forthwith due and owing by the Borrower to the Administrative Agent, for the benefit of the Issuing Banks and the Lenders as of the date of any such occurrence. So long as the Borrower is required to maintain such cash collateral, the Borrower will have a continuing obligation to maintain in such account at least an amount in cash equal to 110% of the US Dollar Equivalent of the aggregate amount available for drawing under all outstanding Offshore Currency Letters of Credit. Such payments shall be held by the Administrative Agent for the benefit of the Issuing Banks and the Lenders as cash collateral securing the LC Exposure in an account or accounts at its principal office; and the Borrower hereby grants to, and by its deposit with the Administrative Agent grants to, the Administrative Agent a security interest in such cash collateral. In the event of any such payment by the Borrower of amounts contingently owing under outstanding Letters of Credit and in the event that thereafter drafts or other demands for payment complying with the terms of such Letters of Credit are not made prior to the respective expiration dates thereof, the Administrative Agent agrees, if no Event of Default has occurred and is continuing or if no other amounts are outstanding under this Agreement, the Notes or the Security Instruments, to remit to the Borrower (i) amounts for which the contingent obligations evidenced by the Letters of Credit have ceased and (ii) amounts on deposit as cash collateral for Letters of Credit.
               (iii) Each Lender severally and unconditionally agrees that it shall promptly reimburse each Issuing Bank in dollars an amount equal to such Lender’s participation in any Letter of Credit issued by such Issuing Bank as provided in Section 2.07(a) of any disbursement made by such Issuing Bank under such Letter of Credit that is not reimbursed according to this Section 2.07 (other than with respect to disbursements described in the second paragraph of Section 2.07(e)(i)) and such obligation to reimburse is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to Section 2.07(e)(iii) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any disbursement shall constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such disbursement.
               (iv) If no Event of Default has occurred and is continuing, and subject to availability under the Aggregate Commitments (after taking into account the LC Exposure), to the extent the Borrower has not reimbursed any Issuing Bank for any draw upon any Letter of Credit issued by such Issuing Bank within one (1) Business Day after notice of such disbursement has been received by the Borrower, the amount of such Letter of Credit reimbursement obligation shall automatically be funded by the Lenders as a Revolving Loan hereunder and used to pay such Letter of Credit reimbursement obligation in the percentages referenced in paragraph (iii) above. If an Event of Default has occurred and is continuing, or if the funding of such Letter of Credit reimbursement obligation as a Revolving Loan would cause the aggregate amount of all Revolving Loans outstanding to exceed the Aggregate Commitments (after taking into account the LC Exposure), such Letter of Credit reimbursement obligation shall not be funded as a Revolving Loan, but instead shall accrue interest as provided in Section 2.07(e)(i) and be subject to reimbursement under Section 2.07(e)(iii).
          (f) Replacement of an Issuing Bank. Any Issuing Bank may at any time be replaced by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(a). From and after the effective date of any replacement of an Issuing Bank, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued by such successor Issuing Bank thereafter and (i) references herein to the term “Issuing Bank” shall be deemed to refer to any successor to any replaced Issuing Bank or to any previous Issuing Bank, or to any such successor Issuing Bank and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

     Section 2.08 Swingline Loans.
          (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans to the Borrower (each such loan, a “Swingline Loan”) from time to time during the period from and including the Effective Date to, but excluding, the Maturity Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $75,000,000, notwithstanding the fact that such Swingline Loans, when aggregated with the Credit Exposure of the Lender acting as the Swingline Lender, may exceed the amount of such Lender’s Commitment, or (ii) the Total Revolving Credit Exposure exceeding the Aggregate Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall pay to the Administrative Agent, for the account of the Swingline Lender or each Lender, as applicable, pursuant to Section 2.08(c), the outstanding aggregate principal and accrued and unpaid interest under each Swingline Loan no later than thirty (30) days following such Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone, facsimile or e-mail not later than 12:00 p.m., Eastern time, on the date of the proposed Swingline Loan (and, in the case of telephonic notice, confirmed by hand delivery, facsimile or e-mail). Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by 3:00 p.m., Eastern time, on the requested date of such Swingline Loan. Each Swingline Borrowing shall be in an amount that is an integral multiple of $250,000 and not less than $250,000.
          (c) The Lenders shall participate in Swingline Loans according to their respective Applicable Percentages. Upon any Swingline Borrowing, the Administrative Agent shall give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders and shall distribute the payments received from the Borrower to the Swingline Lender and the other Lenders as their interests appear with respect to such Swingline Loans. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof. Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to this paragraph if an Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the Swingline Lender in writing, at least one (1) Business Day prior to the time such Swingline Loan was made, that such Event of Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Event of Default is continuing.
ARTICLE III
Payments of Principal and Interest; Prepayments; Fees
     Section 3.01 Repayment of Revolving Loans. On the Maturity Date, the Borrower shall pay to the Administrative Agent, for the account of each Lender, the outstanding aggregate principal amount of and accrued and unpaid interest on the Revolving Loans.
     Section 3.02 Interest.
          (a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
          (b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
          (c) Swingline Loans. Swingline Loans shall bear interest at the LIBO Rate for a one (1) month Interest Period that would be applicable to a Revolving Loan, as that rate may fluctuate in accordance with changes in the LIBO Rate as determined on a day-to-day basis, plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
          (d) Post-Default Rate. Notwithstanding the foregoing, (i) if any amount of principal of any Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at the Post-Default Rate, (ii) if any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Majority Lenders, such amount shall thereafter bear interest at the Post-Default Rate, and (iii) after an Event of Default described in Section 10.01(a) has occurred and is continuing, upon the request of the Majority Lenders, the Borrower shall pay interest on the principal amount of all Obligations at the Post-Default Rate until but excluding the date on which such Event of Default is cured or waived.
          (e) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 3.02(d) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Any accrued and unpaid interest on the Revolving Loans shall be paid on the Maturity Date.
          (f) Interest Rate Computations. All interest with respect to Eurodollar Loans hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest with respect to ABR Loans hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, LIBO Rate or LIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.
     Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or LIBOR for such Interest Period; or
          (b) the Administrative Agent is advised by the Majority Lenders that the LIBO Rate or LIBOR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
     Section 3.04 Prepayments.
          (a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).
          (b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone, facsimile or e-mail (and, in the case of telephonic notice, confirmed by hand delivery, facsimile or e-mail) of any prepayment hereunder not later than 12:00 p.m., Eastern time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (which shall be (x) in the case of a prepayment of any ABR Borrowing or Swingline Borrowing, in an amount that is an integral multiple of $250,000 and not less than $250,000 or equal to the aggregate principal balance outstanding of such ABR Borrowing and (y) in the case of a prepayment of any Eurodollar Borrowing, in an amount that is an integral multiple of $500,000 and not less than $1,000,000 or equal to the aggregate principal balance outstanding of such Eurodollar Borrowing); provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a securities offering, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.
          (c) Mandatory Prepayments.
               (i) If, after giving effect to any termination or reduction of the Aggregate Commitments pursuant to Section 2.06(b) or if for any other reason, the Total Revolving Credit Exposure exceeds the Aggregate Commitments, then the Borrower shall (A) prepay the Borrowings on such date in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.07(e)(ii).
               (ii) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, to any Swingline Loans then outstanding, second, ratably to any ABR Borrowings then outstanding, and, third, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in such order as the Borrower shall elect.
               (iii) Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.
          (d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
     Section 3.05 Fees.
          (a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the applicable rate set forth under the heading “Commitment Fees” in the table contained in the definition of “Applicable Margin” on the average daily amount (before deducting any outstanding Swingline Loans) of the unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the Maturity Date. Accrued Commitment Fees shall be payable in arrears on the last day of March, June,

September and December of each year and on the Maturity Date, commencing on the first such date to occur after the date hereof. All Commitment Fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Borrowings comprised of Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Aggregate Commitments and the date on which there ceases to be any LC Exposure attributable to Letters of Credit issued by such Issuing Bank and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Maturity Date and any such fees accruing after the Maturity Date shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this Section 3.05(a) shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, including the fees set forth in the Administrative Agent Fee Letter.
ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-offs
     Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 p.m., Eastern time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent as specified in Section 12.01, except payments to be made directly to any Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder (including reimbursement of disbursements made under any Offshore Currency Letters of Credit) shall be made in dollars.
          (b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements or Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements or Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements or Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

     Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     Section 4.03 Certain Deductions by the Administrative Agent; Defaulting Lenders.
          (a) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.07(d), Section 2.07(e), Section 4.02 or Section 12.03(b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          (b) Payments to Defaulting Lenders. If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set off shall have received a payment in respect of such Lender’s Credit Exposure and fails to purchase participations in the Loans and LC Disbursements pursuant to Section 4.01(c), which results in such Lender’s Credit Exposure being less than its Applicable Percentage of the Credit Exposure, then no payment will be made to such Defaulting Lender until all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the Obligations. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Revolving Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).
          (c) Defaulting Lenders. Notwithstanding any provision of any Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
               (i) Fees otherwise payable pursuant to Section 3.05(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.

               (ii) The Commitment and the Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Lenders or each adversely affected Lender have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02), and no consent of such Defaulting Lender shall be required to take any action hereunder that requires the consent of all Lenders, the Majority Lenders or each adversely affected Lender (including any consent to any amendment or waiver pursuant to Section 12.02), provided that any waiver, amendment or modification (A) that would increase the Commitment of such Defaulting Lender, (B) reduce the principal of any Loan owed to such Defaulting Lender or extend the final maturity thereof or (C) requiring the consent of all Lenders or each adversely affected Lender which affects such Defaulting Lender differently than all other Lenders or all other adversely affected Lenders, as the case may be, shall require the consent of such Defaulting Lender; provided further, that any amendment to the foregoing proviso shall require the consent of all Lenders, including any Defaulting Lenders.
               (iii) If any LC Exposure or Swingline Exposure exists at the time a Lender becomes a Defaulting Lender then:
                    (A) all or any part of such LC Exposure or Swingline Exposure shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders with Commitments in accordance with their respective Applicable Percentages (for the purposes of such reallocation the Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lender’s Applicable Percentage) but only to the extent (x) the sum of all Non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Exposure and Swingline Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, (y) the conditions set forth in Section 6.02(a) and (c) are satisfied at such time and (z) the sum of each Non-Defaulting Lender’s Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Commitment;
                    (B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, then the Borrower shall, within three (3) Business Days following written notice from the Administrative Agent, cash collateralize such Defaulting Lender’s LC Exposure and Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 2.07(e)(ii) for so long as such LC Exposure or Swingline Exposure is outstanding and the relevant Defaulting Lender remains a Defaulting Lender;
                    (C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 4.03, then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
                    (D) if the applicable LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 4.03(c), then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Percentages; and

                    (E) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 4.03(c)(iii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) under Section 3.05(a) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until such LC Exposure is cash collateralized and/or reallocated.
          (d) So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be one hundred percent (100%) covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.03(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.03(c)(iii) (and Defaulting Lenders shall not participate therein).
          (e) In the event that the Administrative Agent, the Borrower, the Issuing Banks and the Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure and Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date, if necessary as a result of a Revolving Loan funding pursuant to Section 2.07(e), such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage.
ARTICLE V
Increased Costs; Break Funding Payments; Taxes; Illegality
     Section 5.01 Increased Costs.
          (a) Eurodollar Changes in Law. If any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate);
               (ii) subject any Lender to any Taxes (other than (A) Indemnified Taxes to the extent covered by Section 5.03 and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital contributions thereto; or
               (iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise) with respect to such Loan then, subject to paragraphs (c) and (d) of this Section, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time, subject to paragraphs (c) and (d) of this Section, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
          (c) Certificates. A certificate of a Lender or any Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
          (d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate such Lender or such Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, delivers written notice to the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     Section 5.03 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes unless such deduction is required by applicable law; provided that if the Borrower or any Guarantor shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) to the extent that the deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions as are determined by it to be required based upon the documentation it has received pursuant to Section 5.03(f), and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, a Lender or each Issuing Bank, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, such Lender or an Issuing Bank setting forth the type and rate of tax and the amount of such payment or liability under this Section 5.03 shall be delivered to the

Borrower and shall be conclusive absent manifest error. Notwithstanding any provision to the contrary herein or in any other Loan Document, neither the Borrower nor a Guarantor shall indemnify any Person for, or pay any additional amounts with respect to, any Excluded Taxes, except to the extent provided in the last sentence of this paragraph (c). The Borrower shall also indemnify the Administrative Agent, within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay to the Administrative Agent as required by Section 5.03(d)(ii) below, except to the extent such Taxes are paid or payable by the Administrative Agent under Section 5.03(d)(ii) as a result of its gross negligence or willful misconduct; provided that, such Lender shall indemnify the Borrower to the extent of any such payment the Borrower makes to the Administrative Agent pursuant to this sentence.
          (d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent and any Obligor, within twenty (20) days after demand therefor, for (i) with respect solely to the Administrative Agent, any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or any Obligor, in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or any Obligor shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or Obligors to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or Obligors, as applicable, to the Lender from any other source against any amount due to the Administrative Agent or Obligors under this Section 5.03(d) or under the proviso in the last sentence of Section 5.03(c).
          (e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (f) Certain Lenders and Issuing Bank; Tax Documentation.
               (i) Any Lender (which, solely for purposes of this Section 5.03(f), shall include the Administrative Agent, any Issuing Bank and the Swingline Lender) that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative

Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A) through (E) and (f)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
               (ii) Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party hereto whichever of the following is applicable:
                    (A) in the case of a Lender that is a U.S. Person, two (2) duly completed and executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
                    (B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, two (2) duly completed and executed originals of IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, two (2) duly completed and executed originals of IRS Form W-8BEN (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
                    (C) in the case of a Foreign Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, two (2) duly completed and executed originals of IRS Form W-8ECI (or successor form);
                    (D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) two (2) duly completed and executed originals of IRS Form W-8BEN (or successor form) and (2) a certificate substantially in the form of Exhibit I-1, I-2, I-3 or I-4, as applicable (a “U.S. Tax Certificate”), to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; or
                    (E) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership), two (2) duly completed and executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax

Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Certificate on behalf of each such beneficial owner.
               (iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from any such payments. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
          (g) Tax Refunds. If the Administrative Agent, a Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to the Borrower pursuant to this Section 5.03(g) (plus any penalties, additions to tax, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the Administrative Agent, Lender or Issuing Bank be required to pay any amount to the Borrower pursuant to this Section 5.03(g) the payment of which would place such Administrative Agent, Lender or Issuing Bank in a less favorable net after-Tax position than such Administrative Agent, Lender or Issuing Bank would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(g) shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.
     Section 5.04 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to

Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) in connection with any consent to or approval of any proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or the consent of each Lender affected thereby, the consent of the Majority Lenders shall have been obtained but any Lender has not so consented to or approved such proposed amendment, waiver, consent or release or (iv) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(c)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, delayed or conditioned, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI
Conditions Precedent
     Section 6.01 Effective Date. The effectiveness of this Agreement and the obligation of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder are subject to satisfaction (or waiver in accordance with Section 12.02) of the following conditions:
          (a) the receipt by the Administrative Agent of the following documents, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance:
               (i) a certificate of the Secretary or an Assistant Secretary (or its equivalent) of each of the Borrower and each other Obligor, setting forth (A) resolutions of its board of directors (or equivalent governing body) with respect to the authorization of such Obligor to execute and deliver the Loan Documents to which it is a party and to enter into the Transactions contemplated in those documents, (B) the officers (or the equivalent thereof) of such Obligor (I) who will be signing the Loan Documents to which such Obligor is a party and (II) who will, until replaced by another officer or officers (or the equivalent thereof) duly authorized for that purpose, act as a representative of such Obligor for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the Transactions contemplated hereby, (C) specimen signatures of the authorized officers (or the equivalent thereof) referred to in clause (I), and (D) the Organization Documents of such Obligor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such party to the contrary;
               (ii) certificates with respect to the existence, qualification and good standing of the Borrower and each other Obligor issued by the appropriate state agencies in the jurisdiction of organization of such Obligor;
               (iii) a compliance certificate which shall be substantially in the form of Exhibit D-1, duly and properly executed by a Responsible Officer of the Borrower and dated as of the Effective Date;
               (iv) counterparts of this Agreement signed on behalf of each party hereto (in such number as may be reasonably requested by the Administrative Agent);
               (v) the Notes duly completed and executed for each Lender that has requested a Note at least one Business Day prior to the Effective Date;
               (vi) the Security Instruments described on Exhibit F, duly completed and executed in sufficient number of counterparts for recording, if necessary;
               (vii) an opinion of Baker Botts L.L.P., special counsel to the Obligors, in form and substance reasonably satisfactory to the Administrative Agent, as to such matters incident to the Transactions herein contemplated as the Administrative Agent may reasonably request;

               (viii) (A) a summary of insurance coverage of the Borrower and its Restricted Subsidiaries evidencing that they are carrying insurance in accordance with Section 7.18, (B) certificates with respect to the insurance carried by the Borrower and its Restricted Subsidiaries evidencing that the Administrative Agent has been named as an additional insured pursuant to Section 8.03(b) and (C) a Federal Emergency Management Agency Standard Flood Hazard Determination with respect to any real property Collateral subject to a Mortgage on which a building or a mobile home is located;
               (ix) copies of Requests for Information or Copies (Form UCC-11) or equivalent commercially obtained reports, listing all effective financing statements which name any Obligor (under their present names and any previous names maintained within the previous five years) as debtor and which are filed in all jurisdictions in which such Obligors are organized, together with copies of such financing statements;
               (x) a Borrowing Request in the form of Exhibit B with respect to any Borrowings to be made on the Effective Date, duly completed and executed by the Borrower; and
               (xi) a Letter of Credit Agreement pertaining to each Letter of Credit to be issued on the Effective Date, if any, duly completed and executed by the Borrower.
          (b) The Borrower shall have paid (i) to the Administrative Agent and the Lenders all fees payable to them on or prior to the Effective Date pursuant to Section 3.05(c), the Fee Letter and the Administrative Agent Fee Letter, (ii) to the Lenders all fees otherwise agreed upon by such parties to be paid to the Lenders on or prior to the Effective Date, and (iii) to the extent Borrower has received an invoice at or before 12:00 p.m., Eastern time, one Business Day prior to the Effective Date, all out-of-pocket expenses required to be reimbursed or paid by the Borrower pursuant to Section 12.03 or any other Loan Document (including, without limitation, reasonable legal fees and expenses and recording taxes and fees).
          (c) Except as set forth on Schedule 6.01(c), all Property in which the Administrative Agent shall, at such time, be entitled to have a Lien pursuant to this Agreement or any Security Instrument shall have been physically delivered to the possession of the Administrative Agent or any bailee accepted by the Administrative Agent to the extent that such possession is necessary for the purpose of perfecting the Administrative Agent’s Lien in such Collateral.
          (d) Each document (including any Uniform Commercial Code financing statement) required by this Agreement or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), shall be in proper form for filing, registration or recordation.
          (e) The Administrative Agent shall have received such other documents as the Administrative Agent or any Lender or special counsel to the Administrative Agent may reasonably request.

     The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 5:00 p.m., Eastern time, on August 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Aggregate Commitments shall terminate at such time).
     Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
          (b) On the date of the initial funding, the representations and warranties of the Obligors set forth in this Agreement and in the other Loan Documents shall be true and correct, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of the initial funding, such representations and warranties shall continue to be true and correct as of such specified earlier date.
          (c) Except for the initial funding, the representations and warranties of the Obligors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date.
          (d) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for the issuance, amendment, renewal or extension of a Letter of Credit, as applicable, in accordance with Section 2.07, as applicable.
     Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) and 6.02(b) or 6.02(c), as applicable.

ARTICLE VII
Representations and Warranties
     Each of the Borrower and each Guarantor (by its execution of a Guaranty Agreement) represents and warrants, with respect to itself, to the Administrative Agent, the Issuing Banks and the Lenders as follows:
     Section 7.01 Legal Existence. Such Obligor and each of its Significant Domestic Subsidiaries: (a) is a legal entity duly organized, legally existing and in good standing (if applicable) under the laws of the jurisdiction of its current organization, except as permitted by Section 9.06 or Section 9.11; (b) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would reasonably be expected to result in a Material Adverse Effect.
     Section 7.02 Financial Condition. Since December 31, 2010, no change, event, development or circumstance has occurred or shall then exist that has had a Material Adverse Effect.
     Section 7.03 Litigation. Except as disclosed to the Lenders in Schedule 7.03 hereto, at the Effective Date there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending against or, to its knowledge, threatened against or affecting it or any of its Subsidiaries as to which there is a reasonable likelihood of any judgment or liability against it or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect. No litigation is pending or, to its knowledge, threatened which enjoins, prohibits or restrains or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, or extension of any Letter of Credit or the reimbursement of disbursements under any Letter of Credit or the consummation of the Transactions contemplated by this Agreement or any other Loan Document.
     Section 7.04 No Breach. Neither the execution and delivery of the Loan Documents to which it or any of its Restricted Subsidiaries is a party, nor compliance with the terms and provisions hereof, nor the borrowing of any Loan or the issuance, amendment, renewal or extension of any Letter of Credit will contravene or result in a breach of, the Organization Documents of such Obligor or any of its Restricted Subsidiaries, or any Governmental Requirement or any agreement or instrument to which it or any of its Restricted Subsidiaries is a party or by which it is bound or to which it or its Properties are subject (other than any agreement or instrument the contravention of which or breach of which could not reasonably be expected to be materially adverse to any Secured Party), or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of it or any of its Restricted Subsidiaries pursuant to the terms of any such agreement or instrument, other than the Liens created by the Loan Documents.
     Section 7.05 Authority. Such Obligor and each of its Restricted Subsidiaries has all necessary power and authority to execute, deliver and perform its obligations under the Loan

Documents to which it is a party; and the execution, delivery and performance by such Obligor and each of its Restricted Subsidiaries of the Loan Documents to which it is a party have been duly authorized by all necessary action on its part; and the Loan Documents to which each Obligor and each of its Restricted Subsidiaries is a party constitute the legal, valid and binding obligations of such Obligor and each of its Restricted Subsidiaries, enforceable against such Obligor and each of its Restricted Subsidiaries in accordance with their terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
     Section 7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by such Obligor or any of its Restricted Subsidiaries of the Loan Documents to which it is a party, for the borrowing of any Loan or the issuance, amendment, renewal or extension of a Letter of Credit hereunder, or for the validity or enforceability of any of the Loan Documents, except for those that have been obtained or made and are in effect and except for the recording and filing of the Security Instruments as required by this Agreement.
     Section 7.07 Use of Loans and Letters of Credit. The Borrower will use the proceeds of the Loans and Letters of Credit: (a) for working capital, to reimburse drawings under Letters of Credit and for other general corporate purposes (including capital expenditures, acquisitions permitted hereunder, share repurchases, prepayment or refinancing of debt, dividends and payments in connection with the termination of Hedging Agreements); (b) for refinancing amounts payable under or in connection with the Existing Credit Agreement; and (c) for paying fees and expenses in connection with the foregoing clauses (a) and (b) and this Agreement. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board), and no part of the proceeds of any Loan hereunder will be used for any purposes which violates the provisions of Regulation T, U or X of the Board).
     Section 7.08 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB Accounting Standard Codification 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of FASB Accounting Standard Codification 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of all such underfunded Plans, except in each case as could not reasonably be expected to result in a Material Adverse Effect.
     Section 7.09 Taxes. Except as set forth in Schedule 7.09, such Obligor and its Domestic Subsidiaries have filed all United States Federal income tax returns and all other tax returns which are required to have been filed by them and have paid all Taxes due pursuant to such returns, except (i) such Taxes as are being contested in good faith by appropriate proceedings and for which such Obligor has set aside on its books adequate reserves in accordance with GAAP or (ii) where failure to file such tax returns and pay such Taxes would not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of each Obligor and its Domestic Subsidiaries in respect of Taxes and other governmental charges are, in the opinion of such Obligor, adequate. No material tax lien has been filed and, to the knowledge of such Obligor, no claim for the collection or assessment of Taxes is being asserted which, if determined adversely to such Obligor, would reasonably be expected to result in a Material Adverse Effect.
     Section 7.10 Title, Etc.
          (a) Except as set forth in Schedule 7.10, such Obligor and its Restricted Subsidiaries have good and marketable title to their material Properties, (i) except in cases where the failure to have said good and marketable title would not reasonably be expected to result in a Material Adverse Effect and (ii) free and clear of all Liens, except Permitted Liens.
          (b) All leases and agreements necessary for the conduct of the business of such Obligor and its Restricted Subsidiaries are valid and subsisting and in full force and effect except as would not reasonably be expected to result in a Material Adverse Effect, and there exists no default, or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default, under any such lease or agreement which would reasonably be expected to result in a Material Adverse Effect.
     Section 7.11 No Material Misstatements. No written information, statement, exhibit, certificate, document or report (other than projections) furnished to the Administrative Agent and the Lenders (or any of them) by such Obligor or any of its Restricted Subsidiaries in connection with the negotiation of this Agreement, including the Information Memorandum, or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole with all other written information, statements, exhibits, certificates, documents and reports so furnished or delivered, contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not materially misleading in the light of the circumstances in which made. To the knowledge of such Obligor, there is no fact peculiar to such Obligor or any of its Restricted Subsidiaries which has a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to the Administrative Agent by or on behalf of such Obligor or any of its Restricted Subsidiaries or otherwise prior to, or on, the Effective Date in connection with the Transactions. The financial projections concerning the Borrower and its Restricted Subsidiaries that have been made available to the Administrative Agent and the Lenders (or any of them) by such Obligor or any of its Restricted Subsidiaries pursuant hereto or any other Loan Document have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made, it being understood that such projections are subject to significant uncertainties, many of which are beyond the Borrower’s control, and actual results may vary materially from the projections.
     Section 7.12 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

     Section 7.13 Subsidiaries. As of the Effective Date, all Subsidiaries listed on Schedule 7.13 are either Restricted Subsidiaries or Unrestricted Subsidiaries as set forth therein.
     Section 7.14 Location of Business and Offices. The Borrower’s principal place of business and chief executive office is located at the addresses stated on its signature page to this Agreement (or as set forth in a notice delivered to the Administrative Agent in writing pursuant to Section 12.01).
     Section 7.15 Defaults. Neither such Obligor nor any of its Restricted Subsidiaries is in material default under, nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a material default under, any material agreement or instrument to which such Obligor or any of its Restricted Subsidiaries is a party or by which such Obligor or any of its Restricted Subsidiaries is bound, which default would reasonably be expected to result in a Material Adverse Effect. No Default hereunder has occurred and is continuing.
     Section 7.16 Environmental Matters. Except (a) as provided in a notice to all Lenders or (b) as would not reasonably be expected to have a Material Adverse Effect:
          (i) Neither any Property of such Obligor or any of its Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;
          (ii) Without limitation of clause (i) above, no Property of the Borrower or any of its Subsidiaries nor the operations currently conducted thereon or, to the best of its knowledge, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority concerning compliance with Environmental Laws or to any remedial obligations under Environmental Laws;
          (iii) All notices, permits, licenses or similar authorizations, if any, required by Environmental Laws to be obtained or filed by such Obligor or any of its Subsidiaries in connection with the operation or use of any and all Property of such Obligor or such Subsidiaries, including past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed by the Borrower or its Subsidiaries or, to the best of its knowledge, by its customers, as the case may be, and it and each of its Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations held by it and each of its Subsidiaries;
          (iv) To the best of its knowledge, all hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of such Obligor or any of its Subsidiaries have in the past been transported, treated and disposed of in accordance with Environmental Laws and all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

          (v) To the best of its knowledge, except in compliance with Environmental Laws, no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of the Borrower or any of its Subsidiaries;
          (vi) To the extent applicable, all Property of such Obligor and each of its Subsidiaries currently satisfies all design, operation and equipment requirements imposed by OPA or scheduled as of the Effective Date to be imposed by OPA during the term of this Agreement, and it does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and
          (vii) Neither such Obligor nor any of its Subsidiaries has any known contingent liability under Environmental Laws in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.
     Section 7.17 Compliance with Laws. Neither such Obligor nor any of its Subsidiaries has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would (in the event such violation or failure were asserted by any Person through appropriate action) reasonably be expected to result in a Material Adverse Effect.
     Section 7.18 Insurance. Such Obligor has, and has caused all of its Significant Domestic Subsidiaries to have, insurance policies sufficient for compliance by each of them with all applicable requirements of law and of all agreements to which such Obligor or any of its Significant Domestic Subsidiaries is a party, except where non-compliance therewith would not reasonably be expected to result in a Material Adverse Effect; such policies are valid, outstanding and enforceable policies and provide insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against by companies engaged in the same or similar businesses operating in the same or similar locations. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies, and the Administrative Agent has been named as loss payee with respect to property loss insurance, to the extent any of the Obligors or their Restricted Subsidiaries have property loss insurance. For the avoidance of doubt, unless an Event of Default has occurred and is continuing, any property loss insurance proceeds received by the Administrative Agent in its capacity as “loss payee” under the property loss insurance policies of any of the Obligors or their Restricted Subsidiaries shall be remitted to such Obligor or the applicable Restricted Subsidiary.
     Section 7.19 Hedging Agreements. Schedule 7.19 sets forth, as of the Effective Date, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of such Obligor and each of its Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof as of the last day of the immediately preceding calendar month, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.
     Section 7.20 Restriction on Liens. Except as set forth in Schedule 7.20 or as permitted under Section 9.15, neither such Obligor nor any of its Restricted Subsidiaries is a party to any agreement or arrangement (other than this Agreement and the Security Instruments), or subject to any order, judgment, writ or decree, which restricts or purports to restrict its ability to grant Liens pursuant to this Agreement and the Security Instruments to the Administrative Agent, for the benefit of the Secured Parties, on or in respect of its material Properties.
     Section 7.21 Anti-Terrorism Law.
          (a) Neither such Obligor nor any of its Subsidiaries is, and to its knowledge, none of its Affiliates, officers or directors are in violation in any material respect of any applicable Governmental Requirement relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the USA PATRIOT Act, and the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., in each case, as amended from time to time.
          (b) Neither such Obligor nor any of its Subsidiaries is, and to its knowledge, none of its Affiliates, officers or directors are any of the following:
               (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
               (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Section 1 of the Executive Order;
               (iii) a Person with which any Lender is prohibited by any Anti-Terrorism Law from dealing or otherwise engaging in any transaction;
               (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
               (v) a Person that is named as a “specially designated national and blocked Person” on the most currently published list by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
          (c) Neither such Obligor nor any of its Subsidiaries is, and to its knowledge, none of it or its Subsidiaries’ brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

     Section 7.22 Security Instruments.
          (a) Collateral Agreement. The provisions of the Collateral Agreement are effective to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on, and security interest in, all of the Collateral described therein, and (i) when financing statements and other filings in appropriate form are filed in the offices specified in the Collateral Agreement and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral described therein with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Collateral Agreement), the Liens created by the Collateral Agreement shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Obligors in such Collateral (other than such Collateral in which a Lien or a security interest cannot be perfected by filing, possession or control under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), in each case free of all Liens other than Permitted Liens, and prior and superior to all other Liens other than Permitted Liens; provided that the representations in this paragraph (a) shall not apply to any Collateral consisting of Equity Interests in Foreign Subsidiaries.
          (b) Mortgages. Each Mortgage is effective to create, in favor of the Administrative Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Collateral described therein, subject only to Permitted Liens, and when the Mortgages are filed in the offices specified on Schedule 7.22 (or, in the case of any Mortgage executed and delivered after the date hereof in accordance with the provisions of Section 8.05 and Section 8.07, when such Mortgage is filed in the appropriate offices), the Mortgages shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Obligors party thereto in that portion of the Collateral described in such Mortgages constituting real property and fixtures affixed or attached to such real property, in each case prior and superior in right to any other person, other than Permitted Liens.
          (c) Valid Liens. Each Security Instrument delivered pursuant to Section 8.05 or Section 8.07, upon execution and delivery thereof, is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Collateral described therein, and (i) when financing statements and other filings in appropriate form are filed or recorded in the appropriate offices as are required by such Security Instrument, and (ii) upon the taking of possession or control by the Administrative Agent of the Collateral described therein with respect to which a security interest may be perfected only by possession or control, the Liens created by such Security Instrument will constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Obligors that are parties to such Security Instrument in such Collateral (other than such Collateral in which a Lien or security interest cannot be perfected by filing, possession or control under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), in each case free of all Liens other than Permitted Liens; provided that the representations in this paragraph (c) shall not apply to any Collateral consisting of Equity Interests in Foreign Subsidiaries.

ARTICLE VIII
Affirmative Covenants
     The Borrower and each Guarantor (by its execution of a Guaranty Agreement) covenants and agrees that, until all of the Commitments have expired or been terminated and all Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made at the time of determination) and all Letters of Credit have expired or terminated (unless cash collateralized in accordance with Section 2.07(a)):
     Section 8.01 Reporting Requirements. The Borrower shall deliver, or shall cause to be delivered, to the Administrative Agent:
          (a) Financial Statements. (i) Within 30 days after the same is required to be filed with the SEC or any successor agency (but in any event within 90 days of the end of each Fiscal Year), a copy of each annual report and any amendment to any annual report filed by the Borrower with the SEC or any successor agency pursuant to Section 13 or 15(d) of the Exchange Act (currently Form 10-K), as the same may be amended from time to time, (ii) within 30 days after the same is required to be filed by the Borrower with the SEC or any successor agency (but in any event within 60 days after the end of each of the first three Fiscal Quarters), a copy of each quarterly report and any amendment to any quarterly report filed by the Borrower with the SEC or any successor agency pursuant to Section 13 or 15(d) of the Exchange Act (currently Form 10-Q), as the same may be amended from time to time, and (iii) promptly after the same become publicly available, but in any event within 15 days following the date the same are required to be filed with the SEC, all other reports, notices, proxy statements or other documents that are distributed by the Borrower to its shareholders generally and all regular and periodic final reports (including reports on Form 8-K) filed by the Borrower with the SEC, which are publicly available; provided, however, that the Borrower shall be deemed to have furnished the information required by this Section 8.01(a) if the Borrower shall have timely made the same available on “EDGAR” (or any successor thereto) and/or on its home page on the worldwide web (at the date of this Agreement located at http://www.exterran.com/); provided further, however, that if the Administrative Agent is unable to access EDGAR (or any successor thereto) or the Borrower’s home page on the worldwide web, the Borrower agrees to provide the Administrative Agent with paper copies of the information required to be furnished pursuant to this Section 8.01(a) promptly following notice from the Administrative Agent.
          (b) Budget. Within 90 days following the end of each Fiscal Year of the Borrower, a copy of the operating budget and capital budget of the Borrower and its Restricted Subsidiaries prepared on a consolidated basis for the succeeding Fiscal Year.
          (c) Notice of Default, Etc. Promptly after a Responsible Officer of the Borrower obtains knowledge that any Default or Material Adverse Effect has occurred, a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action the Borrower proposes to take with respect thereto.
          (d) Management Letters. Promptly after the receipt thereof by the Borrower or any Significant Domestic Subsidiary, a copy of any “management letter” addressed to the board of directors of the Borrower or such Significant Domestic Subsidiary from the Borrower’s certified public accountants.
          (e) Other Matters. From time to time such other information regarding the business, affairs or financial condition of the Borrower or any Significant Domestic Subsidiary (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Administrative Agent may reasonably request.
          (f) Labor Disputes. Promptly upon becoming aware of any labor dispute which would result in a Material Adverse Effect, a notice of such dispute describing such dispute in detail and the action the Borrower proposes to take with respect thereto.
          (g) Compliance Certificate. The Borrower, within ten (10) Business Days of any delivery or deemed delivery of any annual report or quarterly report pursuant to paragraph (a) above, will furnish to the Administrative Agent (i) a certificate substantially in the form of Exhibit D-2 executed by a Responsible Officer of the Borrower (A) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing as of the date thereof (or, if any Default has occurred and is continuing as of the date thereof, describing the same in reasonable detail) and (B) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Section 9.10(a), (b) and (c), as applicable, as of the end of the most recently ended Fiscal Quarter or Fiscal Year, as applicable; and (ii) a report, in form and substance satisfactory to the Administrative Agent, setting forth as of the date of such certificate a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) to which any Obligor or any of its Restricted Subsidiaries is a party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed in Schedule 7.19, any margin required or supplied under any credit support document, and the counterparty to each such agreement.
          (h) Consolidating Financials. If, for any Testing Period, the EBITDA of all Unrestricted Subsidiaries of the Borrower (other than EXLP and its Subsidiaries) for such Testing Period would represent greater than 5% of the EBITDA of the Borrower and its Consolidated Subsidiaries for such Testing Period, then the Borrower shall deliver, within 90 days after the end of each Fiscal Year and within 60 days after the end of each of the first three Fiscal Quarters, a consolidating balance sheet as of the last day of the most recently ended Fiscal Quarter and a consolidating income statement for the most recently ended Fiscal Quarter with respect to its Unrestricted Subsidiaries (other than EXLP and its Subsidiaries).
     Section 8.02 Litigation. Such Obligor shall promptly give to the Administrative Agent notice of any litigation or governmental investigation or proceeding pending against it or any of its Subsidiaries which would result in a Material Adverse Effect.
     Section 8.03 Maintenance, Etc.
          (a) Generally. Except as otherwise permitted by Section 9.06 or Section 9.11, such Obligor shall, and shall cause each of its Significant Domestic Subsidiaries to: (i) preserve and maintain its legal entity existence; (ii) preserve and maintain all of its material rights, privileges, franchises, patents, trademarks, copyrights and licenses unless the failure to do so could not reasonably be expected to result in a Material Adverse Effect; (iii) comply with all Governmental Requirements if the failure to comply with such requirements will have a Material Adverse Effect; (iv) pay and discharge all Taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for (A) any such Tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP and (B) any such Tax, assessment, charge or levy, the nonpayment of which could not reasonably be expected to result in a Material Adverse Effect; and (v) upon reasonable notice and to the extent reasonably requested by the Administrative Agent, permit representatives of the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers. The Borrower shall keep its books of record and account and the books of record and account of its Consolidated Subsidiaries in accordance with GAAP.
          (b) Proof of Insurance. The Borrower shall, and shall cause each of its Significant Domestic Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance policies which (i) are sufficient for compliance with all applicable requirements of law and of all agreements to which it is a party, except where non-compliance therewith would not reasonably be expected to result in a Material Adverse Effect; (ii) are valid, outstanding and enforceable policies; and (iii) provide insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against by companies engaged in the same or similar businesses operating in the same or similar locations. Within 90 days of the end of each Fiscal Year, the Borrower will furnish or cause to be furnished to the Administrative Agent a certificate of insurance coverage from the insurer in form and substance satisfactory to the Administrative Agent and, if requested, will furnish the Administrative Agent copies of the applicable policies. Any insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent (including by naming the Administrative Agent as “additional insured” and “loss payee”, as applicable) and shall provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent. With respect to each portion of real property Collateral that is subject to a Mortgage on which a building or mobile home is located, the Borrower will, and will cause each Restricted Subsidiary to, obtain flood insurance in such total amount as the Administrative Agent or the Majority Lenders may from time to time reasonably require, if at any time the area in which any such building or mobile home is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.
          (c) Operation of Properties. Such Obligor will, and will cause each of its Restricted Subsidiaries to, operate its Properties or cause such Properties to be operated in a careful and efficient manner (i) in compliance with the practices of the industry, (ii) in compliance with all applicable contracts and agreements and (iii) in compliance in all material respects with all Governmental Requirements, except in each case where the noncompliance therewith would not result in a Material Adverse Effect.
     Section 8.04 Environmental Matters.
          (a) Establishment of Procedures. Such Obligor will, and will cause each of its Subsidiaries to, establish and implement such procedures as may be reasonably necessary to assure that any failure of the following does not have a Material Adverse Effect: (i) all Property of it and its Subsidiaries and the operations conducted thereon and other activities of it and its Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws and (iii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA.
          (b) Notice of Action. Such Obligor will promptly notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority of which any of its Responsible Officers has knowledge in connection with any Environmental Laws if such action, investigation or inquiry would reasonably be expected to result in a Material Adverse Effect.
     Section 8.05 Further Assurances. Upon the reasonable request of the Administrative Agent, such Obligor will, and will cause each of its Restricted Subsidiaries to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. Upon the reasonable request of the Administrative Agent, the Borrower, at its expense, will, and will cause each of its Restricted Subsidiaries to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of any of the Obligors in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be reasonably necessary or appropriate in connection therewith.
     Section 8.06 Performance of Obligations under Loan Documents. The Borrower will pay the Loans and the Notes according to the reading, tenor and effect thereof; and the Borrower will, and will cause each of its Subsidiaries to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Security Instruments and this Agreement, at the time or times and in the manner specified.
     Section 8.07 Collateral and Guarantees.
          (a) Collateral.
               (i) Subject to the proviso below, the Borrower shall, and shall cause each other Obligor to, grant a Lien pursuant to the Security Instruments on substantially all of its Property located in the United States now owned or at any time hereafter acquired by it or any other Obligor, including all Equipment, Accounts, Chattel Paper, Documents, General Intangibles, Instruments, and Inventory (as each such term is defined in the UCC), all real property, the Equity Interests in each Domestic Subsidiary, and the LP Units and Subordinated Units (and, to the extent certificated, deliver original stock certificates or other certificates evidencing the capital stock of such entity, together with an appropriate undated stock power for each certificate, duly executed in blank by the registered owner thereof); and
               (ii) subject to the proviso below, upon the formation or acquisition of any Significant Domestic Subsidiary or upon any Subsidiary becoming a Significant Domestic Subsidiary after the Effective Date, the Borrower shall promptly:
                    (A) cause such Significant Domestic Subsidiary to grant a Lien pursuant to the Security Instruments on substantially all of its Property located in the United States now owned or at any time hereafter acquired by it, including, without limitation, all Equipment, Accounts, Chattel Paper, Documents, General Intangibles, Instruments, and Inventory;
                    (B) pledge, or cause the appropriate Person to pledge, all of the Equity Interests in such Significant Domestic Subsidiary (and, to the extent certificated, deliver original stock certificates or other certificates evidencing the capital stock of such entity, together with an appropriate undated stock power for each certificate, duly executed in blank by the registered owner thereof);
                    (C) cause such Significant Domestic Subsidiary to grant a Mortgage on any real property owned by such Significant Domestic Subsidiary; and
                    (D) execute and deliver, or cause such Significant Domestic Subsidiary to execute and deliver, such other additional documents and certificates as shall reasonably be requested by the Administrative Agent; and
               (iii) upon the formation or acquisition of any Foreign Subsidiary or any Domestic Subsidiary that is not a Significant Domestic Subsidiary after the Effective Date, the Borrower shall promptly:
                    (A) pledge, or cause the appropriate Person to pledge, (1) 65% of the capital stock of each first tier Foreign Subsidiary that is a CFC (and, to the extent certificated and to the extent that delivery of such certificates is not prohibited due to a Governmental Requirement, deliver original stock certificates or other certificates evidencing 65% of the capital stock of such entity, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof) and (2) 100% of the capital stock of each Domestic Subsidiary that is not a Significant Domestic Subsidiary (and, to the extent certificated, deliver original stock certificates or other certificates evidencing the capital stock of such entity, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof); and
                    (B) execute and deliver, or cause such Foreign Subsidiary or Domestic Subsidiary, as applicable, to execute and deliver, such other additional documents and certificates as shall reasonably be requested by the Administrative Agent;

provided that the foregoing clauses (i), (ii) and (iii) shall not require the creation or perfection of pledges of, security interests in or Mortgages on, (A) the Equity Interests in, and any Property of, any ABS Subsidiary, (B) any real property that has a value of less than $15,000,000, (C) the GP Interests and IDRs, (D) any Property as provided on Schedule 8.07, (E) the Equity Interests owned by any Obligor or a Restricted Subsidiary in a Joint Venture to the extent (but only to the extent) (i) the Organization Documents of such Joint Venture or any other agreement relating to such Joint Venture prohibit the granting of a Lien on such Equity Interests or (ii) such Equity Interests in such Joint Venture are otherwise pledged as collateral as permitted by Section 9.02(g), provided however, if any of the foregoing conditions cease to be in effect for any reason, then the Equity Interests in such Joint Venture shall automatically be subject to the lien and security interest pursuant to the Collateral Agreement, (F) any Property that in the judgment of the Administrative Agent, the cost of creating or perfecting such pledges, security interests or Mortgages on such Property would be excessive in view of the benefits to be obtained by the Lenders therefrom, (G) any assets, or more than 65% of the capital stock, of any CFC, (H) more than 65% of the Equity Interests of any Excepted Subsidiary, (I) any Property subject to a Lien permitted by Section 9.02(b), (d) or (e) or (J) Equity Interests in Hanover Cayman Limited or Production Operators Cayman Inc.; provided further that the Borrower and any Guarantor will have ninety (90) days to perfect Liens on Property acquired in an acquisition. The Borrower will also deliver a Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of real property that becomes Collateral subject to a Mortgage pursuant to this Section 8.07(a) on which a building or a mobile home is located.
          (b) Guarantees; Designation of Significant Domestic Subsidiaries. All Significant Domestic Subsidiaries as of the Effective Date shall guarantee the Obligations pursuant to the execution and delivery of the Guaranty Agreement. Upon the formation or acquisition of any Significant Domestic Subsidiary or upon any Subsidiary becoming a Significant Domestic Subsidiary after the Effective Date, such Significant Domestic Subsidiary shall (i) within ninety (90) days from its creation or acquisition, with respect to any newly created or acquired Significant Domestic Subsidiary or (ii) within thirty (30) days after the delivery of the most recent Fiscal Year end financial statements, with respect to any Subsidiary becoming a Significant Domestic Subsidiary, guarantee the Obligations pursuant to the execution and delivery of a supplement to the Guaranty Agreement. If, in the aggregate, the value of the Specified US Assets of the Wholly-Owned Domestic Subsidiaries that are not Guarantors exceeds $75,000,000 as of the last day of any Fiscal Quarter, then the Borrower shall, within ten (10) days after delivery of the financial statements required to be delivered for such Fiscal Quarter, designate as many of such Wholly-Owned Domestic Subsidiaries as Guarantors as is necessary to ensure that the value of the Specified US Assets of the Wholly-Owned Domestic Subsidiaries that are not Guarantors does not exceed $75,000,000. If the Borrower shall fail to designate such Wholly-Owned Subsidiaries as Guarantors within such time period, then Wholly-Owned Domestic Subsidiaries that are not Guarantors shall automatically be deemed to be Guarantors in descending order based on the value of such Wholly-Owned Domestic Subsidiary’s Specified US Assets until the aggregate value of the Specified US Assets of the Wholly-Owned Domestic Subsidiaries that are not Guarantors no longer exceeds $75,000,000.
          (c) Release of Collateral.

               (i) The Borrower and the Guarantors are hereby authorized by the Administrative Agent and the Lenders to release any Liens granted by any of the Obligors on any Collateral that is Transferred in compliance with Section 9.06, Section 9.08 or Section 9.11; provided that the Lien in favor of the Administrative Agent continues in the proceeds of such Transfer of such Collateral, or to the extent such Collateral is Transferred to the Borrower or any Guarantor, such Lien continues in such Collateral.
               (ii) Upon (A) a sale, transfer or other disposition permitted under this Agreement (whether in a single transaction or a series of related transactions and whether by merger, consolidation or otherwise) of all the Equity Interests or Property of any Subsidiary (each such Subsidiary a “Transferred Subsidiary”) to any Person that is not, at the time of such sale, transfer or other disposition, the Borrower or a Subsidiary of the Borrower or (B) the dissolution of any Subsidiary as permitted under this Agreement (each such Subsidiary, a “Dissolved Subsidiary”), then such Transferred Subsidiary or Dissolved Subsidiary, as the case may be, shall, upon the consummation of such sale, transfer, other disposition or dissolution, be automatically released without further action from its obligations under the applicable Guaranty Agreement and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Instrument, and no Secured Party have any claim against such Transferred Subsidiary or Dissolved Subsidiary, as the case may be, under any Loan Document, and, in the case of a sale of all of the Equity Interests of the Transferred Subsidiary, the pledge of such Equity Interests to the Administrative Agent pursuant to the Security Instruments shall be automatically released without further action.
               (iii) Upon a Significant Domestic Subsidiary no longer being a Significant Domestic Subsidiary, then such Subsidiary shall (upon the consummation of such change from being a Significant Domestic Subsidiary, notice to the Administrative Agent of such change from being a Significant Domestic Subsidiary and request of the Administrative Agent to release the Significant Domestic Subsidiary) be released by the Administrative Agent from its obligations under the applicable Guaranty Agreement and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Instrument, and no Secured Party shall have any claim against such Subsidiary under such Security Instruments. For the avoidance of doubt and subject to Sections 8.07(c)(i), (ii), (iv) and (v), should such Subsidiary become a Significant Domestic Subsidiary again at any time, such Subsidiary shall at such time comply with the provisions of Section 8.07(a)(ii).
               (iv) All Collateral shall be automatically released without further action from the Liens of the Administrative Agent and the Secured Parties upon the Borrower’s receipt of an Investment Grade Rating with respect to its Index Debt.
               (v) The Administrative Agent shall execute and deliver to the Borrower all documents and instruments reasonably requested by the Borrower to further evidence any release, discharge and termination pursuant to this Section 8.07(c) of the liens, security interests and other rights in favor of the Administrative Agent in and to the assets of the Obligors under the Loan Documents.
     Section 8.08 Notice of an ERISA Event. The Borrower will promptly furnish to the Administrative Agent written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability to it and its Subsidiaries in an aggregate amount exceeding $50,000,000.
     Section 8.09 Ownership of the General Partner. The Borrower shall maintain at all times, directly or indirectly, a majority of the legal and beneficial ownership and majority voting control of the General Partner.
ARTICLE IX
Negative Covenants
     The Borrower and each Guarantor (by its execution of a Guaranty Agreement) covenants and agrees that, until all of the Commitments have expired or been terminated and all Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made at the time of determination) and all Letters of Credit have expired or terminated (unless cash collateralized in accordance with Section 2.07(a)):
     Section 9.01 Debt. Such Obligor will not, nor will it permit any of its Restricted Subsidiaries to, incur, create, assume or permit to exist any Debt, except:
          (a) the Loans and any other Obligations and any guaranty of or suretyship arrangement for the Loans or any other Obligations;
          (b) Debt (including unfunded commitments) existing on the Effective Date which is reflected in the financial statements of the Borrower for the Fiscal Year ended December 31, 2010 or disclosed in Schedule 9.01, including the Existing Senior Notes, and any Permitted Refinancing Debt in respect of any of the foregoing;
          (c) accounts payable (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which, if greater than 90 days past due, (i) are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefor or (ii) would not exceed $25,000,000 in the aggregate outstanding at any time;
          (d) Debt under Hedging Agreements which are for bona fide business purposes and are not speculative;
          (e) other Debt of the Borrower and any Guarantor (other than any ABS Subsidiary); provided that (i) no Default or Event of Default exists and is continuing immediately before and immediately after giving pro forma effect to the incurrence of such Debt, (ii) the maturity of such Debt is at least six (6) months after the Maturity Date, (iii) the Weighted Average Life to Maturity of such Debt is greater than the number of years (calculated to the nearest one-twelfth) from the date of incurrence of such Debt to the Maturity Date and (iv) such Debt either (A) has terms substantially similar to those customary in high-yield debt offerings or (B) does not contain financial covenants that are materially more restrictive, taken as a whole, than those contained herein;

          (f) Debt (other than Debt of any ABS Subsidiary) evidenced by Capital Lease Obligations and Purchase Money Indebtedness; provided that, except for intercompany Capital Leases between Domestic Subsidiaries or between the Borrower and any Domestic Subsidiary, in no event shall the aggregate principal amount of Capital Lease Obligations and Purchase Money Indebtedness permitted by this clause (f) exceed $50,000,000 at any time outstanding;
          (g) Debt with respect to surety bonds, appeal bonds or customs bonds or associated with deposits, bank guarantees, customs, bids, performance, refund and surety bonds or surety and similar obligations of the Borrower or any Restricted Subsidiary required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Restricted Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;
          (h) Debt meeting the qualifications set forth in Section 9.01(e) assumed by the Borrower or one of its Restricted Subsidiaries (other than an ABS Subsidiary), and Debt of a Restricted Subsidiary (other than an ABS Subsidiary) acquired, pursuant to an acquisition or merger permitted pursuant to the terms of this Agreement (and extensions, renewals, refundings and refinancings thereof that do not increase the principal thereof except for costs incurring in connection with such extensions, renewals, refundings and refinancings); provided that up to $200,000,000 of such Debt outstanding at any time does not need to meet the qualifications of Section 9.01(e)(ii), (iii) and (iv);
          (i) other Debt in an aggregate principal amount not to exceed $75,000,000 at any time outstanding;
          (j) Debt of the Borrower or any of its Restricted Subsidiaries (other than an ABS Subsidiary) owed to the Borrower or any of its Restricted Subsidiaries (other than an ABS Subsidiary);
          (k) Debt of any Foreign Subsidiary used for such Foreign Subsidiary’s and/or its Foreign Subsidiaries’ working capital and general business purposes in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided that the aggregate principal amount of all such Debt which is other than Non-Recourse Foreign Debt shall not exceed $100,000,000 at any time outstanding;
          (l) Debt with respect to ABS Facilities (not including any Debt permitted by Section 9.01(m)) subject to an intercreditor agreement satisfactory to the Administrative Agent, in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided that neither the Borrower nor any Domestic Subsidiary other than the ABS Subsidiaries is liable for such Debt;
          (m) Debt of any ABS Subsidiary owed to the Borrower or any of its Restricted Subsidiaries (other than an ABS Subsidiary) not to exceed the amount in Section 9.03(e); and
          (n) Debt of any ABS Subsidiary owed to any other ABS Subsidiary.

     Section 9.02 Liens. No Obligor will, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except for the following (herein referred to as “Permitted Liens”):
          (a) Liens arising under the Security Instruments securing the payment of any Obligations;
          (b) Liens disclosed in Schedule 9.02;
          (c) Excepted Liens;
          (d) Liens securing Debt permitted under Sections 9.01(e), (h) or (i) and Liens securing obligations that are not Debt; provided that (i) the sum of the aggregate principal amount of Debt and the aggregate amount of obligations that are not Debt secured by such Liens shall not exceed $300,000,000 outstanding at any time, (ii) the aggregate fair market value of all assets securing obligations that are not Debt shall not exceed $10,000,000 outstanding at any time, (iii) such Liens for Debt permitted under Section 9.01(e) or Section 9.01(i) do not extend to or cover any Property other than the Property that was acquired with such Debt (other than any repairs, renewals, replacements, additions, accessions, betterments, improvements, modifications or proceeds thereof or of the foregoing) and (iv) such Liens or Debt permitted under Section 9.01(h) do not extend to or cover any Property other than the Property that secured such Debt prior to the time it was acquired or assumed (other than any repairs, renewals, replacements, additions, accessions, betterments, improvements, modifications or proceeds thereof or of the foregoing and any receivables, contract rights or intangibles related thereto);
          (e) Liens securing Capital Lease Obligations and Purchase Money Indebtedness described in Section 9.01(f); provided that such Liens may only encumber the Property under lease or acquired, constructed or improved;
          (f) Liens on assets of Foreign Subsidiaries under Foreign Credit Facilities;
          (g) Liens on Equity Interests in a Joint Venture owned by an Obligor or a Restricted Subsidiary to secure Joint Venture Obligations;
          (h) Liens on Property held or pledged in connection with any ABS Facility, provided that such Liens do not extend to or cover any Property of the Borrower or any of its Restricted Subsidiaries other than Property of the ABS Subsidiaries; and
          (i) Liens on Property of any Foreign Subsidiary in favor of the Borrower or any Domestic Subsidiary securing obligations or Debt owing from any Foreign Subsidiary to the Borrower or any Domestic Subsidiary.
     Section 9.03 Investments. No Obligor will, nor will it permit any of its Restricted Subsidiaries to, make any Investments in any Person, except that the foregoing restriction shall not apply to:
          (a) Cash Equivalents;

          (b) Investments in connection with any acquisition of wholly owned assets, business units or companies; provided, however, that (A) such acquisition shall not be a hostile take over of a company and (B) both immediately before and immediately after giving pro forma effect to such acquisition and the Debt incurred to make such acquisition, no Default or Event of Default shall exist and be continuing;
          (c) Investments reflected in the audited financial statements as of and for the Fiscal Year ending December 31, 2010 or which are disclosed to the Lenders in Schedule 9.03;
          (d) accounts receivable and notes receivable arising in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
          (e) Investments by the Borrower or by any of its Restricted Subsidiaries in any Restricted Subsidiary or in the Borrower; provided that the aggregate amount of Investments (including the loans permitted under Section 9.01(m)) in the ABS Subsidiaries by the Borrower and the other Restricted Subsidiaries shall not exceed at any time an amount equal to the value of the Property Transferred to the ABS Subsidiaries pursuant to Section 9.11(d) (measured as of the date of the applicable Transfer);
          (f) Investments otherwise permitted by Section 9.01;
          (g) other Investments not to exceed $70,000,000 in the aggregate outstanding at any time;
          (h) payroll advances and employee loans up to $10,000,000 in the aggregate outstanding at any time;
          (i) except for Investments in the General Partner permitted under Section 9.03(j), Investments in Unrestricted Subsidiaries, Joint Ventures, minority interests in Persons or similar arrangements so long as after giving effect to any such Investment, the Senior Secured Leverage Ratio is less than 3.75 to 1.00 as of the last day of the most recently ended Testing Period for which financial statements are available. For purposes of this Section 9.03(i), the Senior Secured Leverage Ratio shall include any Senior Secured Debt incurred to make such Investment;
          (j) Investments in GP Interests to maintain the General Partner’s two percent (2%) investment in EXLP and any Equity Interests in EXLP acquired pursuant to Section 9.11(c); and
          (k) Investments in securities acquired in settlements of claims and disputes.
     Section 9.04 Dividends, Distributions and Redemptions. The Borrower will not declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders or make any distribution of assets to its stockholders; except that (i) so long as there shall exist no Default or Event of Default (both immediately before and immediately after giving effect to the payment thereof), the Borrower may declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders or make any distribution of assets to its stockholders so long as the Senior Secured Leverage Ratio is less than 3.75 to 1.00 as of the last day of the most recently ended Testing Period for which financial statements are available and (ii) the Borrower may purchase, redeem or otherwise acquire for value any of its Equity Interests held by any current or former officers, directors or employees of the Borrower or any of the Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting. For purposes of this Section 9.04, the Senior Secured Leverage Ratio shall include any Senior Secured Debt incurred to make such dividend, purchase, redemption or acquisition.
     Section 9.05 Nature of Business. No Obligor will, nor will it permit any of its Restricted Subsidiaries to, allow any material change to be made in the character of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, other than businesses reasonably related or ancillary thereto including natural gas gathering, processing, treating and transportation.
     Section 9.06 Mergers, Etc. No Obligor will, nor will it permit any of its Restricted Subsidiaries to, merge into or with or consolidate with any other Person, or Transfer (whether in one transaction or in a series of transactions) all or substantially all of the Property of the Borrower and its Restricted Subsidiaries, taken as a whole, to any other Person except that (a) any Restricted Subsidiary may be merged into or consolidated with or Transfer all or substantially all of the Property of the Borrower and its Restricted Subsidiaries, taken as a whole, to (i) the Borrower, so long as the Borrower is the surviving business entity, or (ii) another Restricted Subsidiary, (b) the Borrower may merge into or consolidate with any Person so long as (i) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower is the surviving business entity (or, so long as no Change of Control shall have occurred, the surviving entity is a Person organized under the laws of the United States or any state thereof that assumes all of the obligations and liabilities applicable to the Borrower under this Agreement) and (c) any Restricted Subsidiary may liquidate or dissolve so long as it determines in good faith that such liquidation or dissolution is in its best interest.
     Section 9.07 Proceeds of Loans; Letters of Credit. The Borrower will not permit the proceeds of the Loans or Letters of Credit to be used for any purpose other than those permitted by Section 7.07. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.
     Section 9.08 Sale or Discount of Receivables. No Obligor will, nor will it permit any of its Restricted Subsidiaries to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable, except (i) in the ordinary course of business or (ii) in connection with any ABS Facility, so long as such Transfer is permitted pursuant to Section 9.11(d).

     Section 9.09 Fiscal Year Change. The Borrower will not permit any change in its Fiscal Year.
     Section 9.10 Certain Financial Covenants.
          (a) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the last day of any Testing Period to be less than 2.25 to 1.00.
          (b) Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio as of the last day of any Testing Period to be greater than 5.00 to 1.00.
          (c) Senior Secured Leverage Ratio. The Borrower will not permit the Senior Secured Leverage Ratio as of the last day of any Testing Period to be greater than 4.00 to 1.00.
     Section 9.11 Transfer of Properties. No Obligor will, nor will it permit any of its Restricted Subsidiaries to, Transfer any Property to any Person other than to the Borrower or to any of its Restricted Subsidiaries (other than an ABS Subsidiary), except that:
          (a) the Borrower and its Restricted Subsidiaries may Transfer any Property which, in the reasonable judgment of such Person, is obsolete, worn out or otherwise no longer useful in the conduct of such Person’s business;
          (b) the Borrower and its Restricted Subsidiaries may Transfer inventory or equipment in the ordinary course of business;
          (c) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may Transfer Properties to EXLP or any of EXLP’s Subsidiaries for cash, cash equivalents, assumed obligations or Equity Interests in EXLP or pursuant to the Omnibus Agreement; provided that the Borrower is in pro forma compliance with the financial covenants in Section 9.10 immediately before and immediately after giving effect to such Transfer;
          (d) the Borrower and its Restricted Subsidiaries may Transfer Property to an ABS Subsidiary to serve as collateral for Debt of such ABS Subsidiary permitted by Section 9.01(l) so long as, immediately after giving effect to any such Transfer, the aggregate fair market value of all collateral securing Debt of the ABS Subsidiaries payable to a Person other than the Borrower or any Restricted Subsidiary does not exceed 155% of the aggregate outstanding principal amount of all Debt of the ABS Subsidiaries payable to a Person other than the Borrower or a Restricted Subsidiary at such time;
          (e) any ABS Subsidiary may Transfer Property to the Borrower or any Restricted Subsidiary;
          (f) the Borrower and its Restricted Subsidiaries may Transfer Property as otherwise permitted by Section 9.03(g) or 9.03(i);
          (g) the Borrower and its Restricted Subsidiaries (other than any ABS Subsidiary) may Transfer the property listed on Schedule 9.11(g);

          (h) any expropriation, taking, sale, lease, conveyance or other disposition of assets located in the Bolivarian Republic of Venezuela or the claims related thereto (including any receipt of proceeds related thereto or the subsequent sale or other disposition of any non-cash consideration received therefrom) shall be permitted by this Section 9.11;
          (i) the Borrower and its Restricted Subsidiaries may Transfer LP Units; provided that the number of LP Units Transferred by the Borrower and its Restricted Subsidiaries after the Effective Date shall not exceed the number of LP Units received by the Borrower and its Restricted Subsidiaries after the Effective Date as consideration for Transfers permitted by Section 9.11(c); and
          (j) in addition to Transfers permitted by clauses (a) through (i) above, may Transfer any other Properties, subject to reduction of the Aggregate Commitments as set forth in Section 2.06(b)(ii);
provided that all Transfers made pursuant to paragraphs (c), (d), (i) and (j) above (other than leases entered into pursuant to paragraph (c) above) shall be made for fair market value or in the case of paragraph (c) approved by the board of directors of the Borrower.
     Section 9.12 Environmental Matters. No Obligor will, nor will it permit any of its Restricted Subsidiaries to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property, in each case to the extent such violations or remedial obligations would reasonably be expected to have a Material Adverse Effect.
     Section 9.13 Transactions with Affiliates. No Obligor will, nor will it permit any of its Restricted Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transaction is permitted by the terms of this Agreement and is upon fair and reasonable terms that such Obligor or such Restricted Subsidiary reasonably believes to be comparable to those available in an arm’s length transaction with a Person not an Affiliate; provided that this Section 9.13 shall not apply to (a) transactions contemplated by the Omnibus Agreement, (b) transactions between or among the Borrower and any of its Restricted Subsidiaries not involving any other Affiliate, (c) transactions described on Schedule 9.13, and (d) with respect to any Person serving as an officer, director, employee or consultant of the Borrower or any Guarantor, (i) the payment of reasonable compensation, benefits or indemnification liabilities in connection with his or her services in such capacity, (ii) the making of advances for travel or other business expenses in the ordinary course of business or (iii) such Person’s participation in any benefit or compensation plan.
     Section 9.14 Subsidiaries; Unrestricted Subsidiaries.
          (a) The Obligors will not, and will not permit any Restricted Subsidiary to, create or acquire any additional Restricted Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless such Obligor or such Restricted Subsidiary complies with Section 8.07, and in the case of a redesignation, Section 9.14(c).

          (b) The Borrower shall not designate any Subsidiary as an Unrestricted Subsidiary unless:
               (i) neither such Subsidiary nor any of its Subsidiaries has any Debt except Non-Recourse Debt;
               (ii) neither such Subsidiary nor any of its Subsidiaries is a party to any agreement, arrangement, understanding or other transaction with the Borrower or any Restricted Subsidiary, except those agreements and other transactions entered into in writing upon fair and reasonable terms that the Borrower or such Restricted Subsidiary reasonably believes to be comparable to those available in an arm’s length transaction with a Person not an Affiliate;
               (iii) neither such Subsidiary nor any of its Subsidiaries is a Guarantor or has any outstanding Letters of Credit issued for its account;
               (iv) at the time of such designation and immediately after giving effect thereto, no Default shall have occurred and be continuing;
               (v) the Borrower would have been in compliance with Section 9.10 on the last day of its most recently ended Fiscal Quarter had such Subsidiary been an Unrestricted Subsidiary on such day;
               (vi) neither such Subsidiary nor any of its Subsidiaries owns any Debt (excluding any accounts payable in the ordinary course of business) or Equity Interest of, or is the beneficiary of any Lien on any property of, the Borrower or any Restricted Subsidiary;
               (vii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s or any Restricted Subsidiary’s direct and indirect Equity Interests in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.03; and
               (viii) at or immediately prior to such designation, the Borrower delivers a certificate to the Administrative Agent certifying (i) the names of such Subsidiary and all of its Subsidiaries and (ii) that all requirements of this Section 9.14(b) have been met for such designation.
          (c) the Borrower shall not designate any Unrestricted Subsidiary as a Restricted Subsidiary unless:
               (i) the representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality in the text thereof) on and as of the date of such designation, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such designation, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date;

               (ii) at the time of such designation and immediately after giving effect thereto, no Default shall have occurred and be continuing; and
               (iii) at or immediately prior to such designation, the Borrower delivers a certificate to the Administrative Agent certifying (i) the names of such Subsidiary and all of its Subsidiaries and (ii) that all requirements of Section 9.14(a) and (c) have been met for such designation.
     Section 9.15 Restrictive Agreements. Except as permitted by this Agreement, no Obligor nor any of its Restricted Subsidiaries will create, incur, assume or permit to exist any contract or agreement (other than this Agreement and the Security Instruments or, with respect to an ABS Subsidiary only, the documents evidencing or governing an ABS Facility) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its property in favor of the Administrative Agent and the Secured Parties as may be required in connection with this Agreement or restricts any of its Restricted Subsidiaries from paying dividends to the Borrower, or which requires the consent of other Persons in connection therewith, except for (a) any such contract or agreement existing as of the Effective Date and any extensions, renewals or replacements of any contracts or agreements permitted hereunder; provided that such prohibitive terms of such contract or agreement are no more restrictive than the terms reflected in such contract or agreement existing as of the Effective Date, (b) restrictions contained in any agreement or instrument relating to property existing at the time of the acquisition thereof in a transaction permitted by this Agreement, so long as such restrictions relate only to the property so acquired and were not added in contemplation of such acquisition, (c) restrictions contained in any agreement to which any Restricted Subsidiary is a party at the time such Restricted Subsidiary is merged or consolidated with or into, or acquired by, the Borrower or a Restricted Subsidiary or becomes a Restricted Subsidiary, so long as such restrictions relate only to the property of such Restricted Subsidiary and are not created in contemplation thereof, (d) restrictions contained in any agreement effecting a renewal, extension, refinancing or replacement of debt issued under an agreement referred to in clauses (b) and (c) above, so long as the applicable restrictions contained in any such renewal, extension, refinancing or replacement agreement are no more restrictive than those set forth in the agreement being renewed, extended, refinanced or replaced, (e) customary provisions restricting subletting or assignment of any leases of the Borrower or any Restricted Subsidiary or provisions in agreements entered into in the ordinary course of business that restrict the assignment of such agreement, (f) temporary restrictions with respect to any Restricted Subsidiary or any of its property under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Equity Interests of or assets of such Restricted Subsidiary or for the disposition of such property, provided that such disposition is otherwise permitted hereunder, (g) restrictions contained in any agreement governing Debt of any Foreign Subsidiary, which restrictions are not applicable to any Person, or the properties or assets of any Person other than such Foreign Subsidiary and its Subsidiaries, (h) encumbrances or restrictions contained in the Organization Documents of Joint Ventures permitted by Section 9.03 restricting the disposition or distribution of assets or Property of such Joint Venture, if such encumbrances or restrictions are not applicable to the Property or assets of any other Person, (i) restrictions imposed by any Governmental Authority or under any Governmental Requirement or (j) restrictions imposed by any agreement relating to secured Debt permitted by Sections 9.01 and 9.02 if such restrictions apply only to the property or assets securing such Debt.

     Section 9.16 The General Partner. The Borrower will not permit the General Partner to (i) create, incur, assume or permit to exist any Debt or Liens on behalf of the General Partner (other than Debt owing to an Obligor) or (ii) conduct any business other than serving as the general partner of EXLP.
     Section 9.17 Convertible Notes. Neither the Borrower nor any Restricted Subsidiary will make any voluntary or mandatory prepayment of, or purchase, redeem, retire, defease or otherwise acquire for value, any principal of its Convertible Notes other than with the proceeds of Permitted Refinancing Debt or with the proceeds of the issuance of Equity Interests of the Borrower, unless both immediately before and immediately after giving effect to such prepayment, purchase, redemption, retirement, defeasance or acquisition, no Event of Default has occurred and is continuing.
ARTICLE X
Events of Default; Remedies
     Section 10.01 Events of Default. One or more of the following events which continue beyond any applicable cure period shall constitute an “Event of Default”:
          (a) the Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan, or any reimbursement obligation for a disbursement made under any Letter of Credit, or any fees or other amount payable by it hereunder or under any other Loan Document and such default, other than a default of a payment or prepayment of principal (which shall have no cure period), shall continue unremedied for a period of five (5) Business Days;
          (b) the Borrower or any Restricted Subsidiary shall default in the payment when due of any principal of or interest on any of its other Debt aggregating $50,000,000 or more and such default extends beyond any applicable grace period with respect thereto, or any event or condition occurs that results in such Debt becoming due prior to its scheduled maturity or that requires such Debt to be prepaid, repurchased or redeemed prior to its scheduled maturity, or that enables or permits the holder or holders of such Debt or any trustee or agent on its or their behalf to cause such Debt to become due prior to its scheduled maturity;
          (c) any representation, warranty or certification made or deemed made herein or in any Security Instrument by the Borrower or any Subsidiary, or any certificate furnished by or on behalf of the Borrower or any Subsidiary to any Lender or the Administrative Agent pursuant to the provisions hereof or any Security Instrument, shall prove to have been false or misleading in any material respect as of the time made or furnished, and such false or misleading representation, warranty or certification shall continue unremedied for a period of thirty (30) days after an officer of the Borrower has actual knowledge that such representation, warranty or certification was false or misleading when made;
          (d) (i) any Obligor shall default in the performance of any of its obligations under this Agreement contained in ARTICLE IX (other than Section 9.14); or (ii) any Obligor shall default in the performance of any of its obligations under this Agreement (other than those specified in clauses (a) and (d)(i) of this Section 10.01) or any Security Instrument and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A)

notice thereof to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent), or (B) a Responsible Officer of the Borrower otherwise becoming aware of such default;
          (e) the Borrower, any Significant Domestic Subsidiary or any Significant Foreign Subsidiary shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;
          (f) the Borrower, any Significant Domestic Subsidiary or any Significant Foreign Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing;
          (g) a proceeding or case shall be commenced, without the application or consent of the Borrower, any Significant Domestic Subsidiary or any Significant Foreign Subsidiary, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower, any Significant Domestic Subsidiary or any Significant Foreign Subsidiary or all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower, any Significant Domestic Subsidiary or any Significant Foreign Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or (iv) an order for relief against the Borrower, any Significant Domestic Subsidiary or any Significant Foreign Subsidiary shall be entered in an involuntary case under the Bankruptcy Code;
          (h) a judgment or judgments for the payment of money in excess of insurance coverage aggregating $50,000,000 or more at any one time outstanding shall be rendered by a court against the Borrower or any Restricted Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Borrower or such Restricted Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;
          (i) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or, with respect to the Security Instruments, shall cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Restricted Subsidiary shall so state in writing;

          (j) a Change in Control shall occur; or
          (k) an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and any of its Restricted Subsidiaries in an aggregate amount exceeding $50,000,000 for all periods.
     Section 10.02 Remedies.
          (a) In the case of an Event of Default other than one referred to in clause (f) or (g) of Section 10.01, the Administrative Agent, upon request of the Majority Lenders, shall, by notice to the Borrower, cancel the Aggregate Commitments and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including without limitation the payment of cash collateral to secure the LC Exposure as provided in Section 2.07(e)(ii)) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.
          (b) In the case of the occurrence of an Event of Default referred to in clause (f) or (g) of Section 10.01, the Aggregate Commitments shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.07(e)(ii)) shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.
          (c) Hedging Agreements between the Borrower or any of its Restricted Subsidiaries and any Secured Hedging Providers and Treasury Management Agreements between the Borrower or any of its Restricted Subsidiaries and any Secured Treasury Management Counterparty are secured by the Security Instruments pari passu with all other Obligations. As such, proceeds from Security Instruments shall be shared pro rata on all Obligations. Any proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its rights and remedies provided under the Loan Documents or at law or equity shall be applied by the Administrative Agent in the following order: (i) first, to reimbursement of expenses and indemnities provided for in this Agreement and the other Loan Documents; (ii) second, to accrued interest on the Loans; (iii) third to fees; (iv) fourth pro rata to (A) principal outstanding on the Loans, (B) outstanding Obligations referred to in clause (b) of the definition of Obligations owing to any Secured Hedging Provider, (C) outstanding Obligations referred to in clause (c) of the definition of Obligations owing to a Secured Treasury Management Counterparty, and (D) to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; (v) fifth, pro rata to any other Obligations; and (vi) sixth, any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
          (d) Acceleration and termination of all Hedging Agreements and Treasury Management Agreements involving the Administrative Agent or Lenders or the Lender

Affiliates shall be governed by the terms of such Hedging Agreements and Treasury Management Agreements.
ARTICLE XI
The Agents
     Section 11.01 Appointment; Powers. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.
     Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, the Co-Syndication Agents shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
     Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Banks hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
     Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 11.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, (a) the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower, (b) the Administrative Agent may be removed at any time with or without cause by the Majority Lenders and (c) the Borrower may remove the Administrative Agent upon the Administrative Agent becoming subject to any of the events described in clause (e) of the definition of “Defaulting Lender.” Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
     Section 11.07 Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
     Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither any Agent nor the Joint Lead Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of their Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
     Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     Section 11.10 Authority of Administrative Agent to Release Collateral and Liens. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or otherwise disposed of or released pursuant to the terms of the Loan Documents. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with (a) any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise not prohibited by the terms of the Loan Documents and (b) the release of the Lien granted under the Collateral Agreement on Equity Interests owned by any Obligor or a Restricted Subsidiary in a Joint Venture if and to the extent such Equity Interests are otherwise pledged to another Person as permitted by Section 9.02(g). Each Lender and each Issuing Bank hereby further authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower upon the expiration or termination of the Commitments and the payment in full of all Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made at the time of determination) and the expiration or termination of all Letters of Credit (unless cash collateralized in accordance with Section 2.07(a)).
     Section 11.11 The Joint Lead Arrangers and the Co-Syndication Agents. The Joint Lead Arrangers and the Co-Syndication Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.
ARTICLE XII
Miscellaneous
     Section 12.01 Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone or by electronic communication (and subject to paragraph (b) below), all notices and other communications provided for herein and in the other Loan Documents shall be in writing and shall be delivered by fax, courier, U.S. Mail or hand delivery to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or in the other Loan Documents, except that for notices and other communications to the Administrative Agent other than payment of money, the Borrower need only send such notices and communications to the Administrative Agent care of the Houston address of Wells Fargo; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement or in the other Loan Documents, all such communications shall be deemed to have been duly given when transmitted, if transmitted before 1:00 p.m. local time on a Business Day (otherwise on the next succeeding Business Day) by overnight courier, telex or facsimile and evidence or confirmation of receipt is obtained, or personally delivered or, in the case of a mailed notice, three (3) Business Days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent or any Obligor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     Section 12.02 Waivers; Amendments.
          (a) No failure on the part of the Administrative Agent, any other Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, any Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof nor any provision of any Security Instrument may be amended, modified or waived except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that (i) no amendment, modification or waiver that (A) forgives or reduces the principal amount of any Obligations or Letter of Credit reimbursement obligation outstanding under this Agreement shall be effective without the consent of each Lender adversely affected thereby, (B) releases all or substantially all of the Collateral (excluding Transfers of Properties permitted hereunder) or the Guarantors shall be effective without the consent of each Lender (other than any Defaulting Lender) or (C) changes Section 4.01(b) or (c) or Section 10.02(c) in a manner that would alter the manner in which payments are shared or any other provision in this Agreement in a manner that would alter the pro rata sharing of payments among Lenders, changes Section 12.02, permits an Interest Period with a duration in excess of six months or modifies the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend, or modify any rights hereunder or under or under any other Loan Document shall be effective without consent of all Lenders; (ii) no amendment, modification or waiver which extends any scheduled payment date or the Maturity Date, reduces the interest rate applicable to the Revolving Loans or the fees payable to the Lenders or extends the time for payment of such interest or fees shall be effective without the consent of each Lender adversely affected thereby (in lieu of the consent of the Majority Lenders); (iii) no amendment, modification or waiver which increases the Commitment of any Lender shall be effective without the consent of such Lender; (iv) no amendment, modification or waiver which changes the terms of clause (b) of the definition of “Obligations”, the definition of “Secured Hedging Provider”, the definition of “Secured Parties”, or any of the provisions of this Section

12.02(b) without the consent of each Lender that is, or is an Affiliate of, any such adversely affected Secured Hedging Provider and (v) no amendment, modification or waiver which modifies the rights, duties or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder or under any other Loan Document shall be effective without the consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.
     Section 12.03 Expenses, Indemnity; Damage Waiver.
          (a) The Borrower agrees:
               (i) whether or not the Transactions hereby contemplated are consummated, to pay all reasonable and documented expenses of the Administrative Agent in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of, and in connection with the negotiation, syndication, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, the Loan Documents and any amendment, waiver or consent, whether or not effective, relating thereto (including, without limitation, travel, photocopy, mailing, courier, telephone and other similar expenses of the Administrative Agent, ongoing Collateral monitoring and protection, Collateral releases and workout matters, the cost of environmental audits, surveys and appraisals, the reasonable and documented fees and disbursements of counsel and other outside consultants for the Administrative Agent and, in the case of enforcement, the reasonable fees and disbursements of counsel for the Administrative Agent and any of the Lenders (including the Swingline Lender)); and to promptly reimburse the Administrative Agent for all amounts expended, advanced or incurred by the Administrative Agent to satisfy any obligation of the Borrower under this Agreement or any Security Instrument, including without limitation, all costs and expenses of foreclosure;
                (ii) To indemnify the Administrative Agent, each Issuing Bank and each Lender and each Related Party of any of the foregoing Persons (collectively, the “Indemnified Parties”) against and hold each of them harmless from any and all losses, claims, liabilities, damages and reasonable costs and expenses which may be incurred by or asserted against any Indemnified Party (whether or not such Indemnified Party is designated a party thereto and whether brought by a third party or an Obligor or a Related Party thereof) as a result of, arising out of or in any way related to (a) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (b) the execution, delivery and performance of the Loan Documents, (c) the operations of the business of the Borrower and its Subsidiaries, (d) the failure of the Borrower or any Subsidiary to comply with the terms of this Agreement or any other Loan Document, or with any Governmental Requirement, (e) any inaccuracy of any representation or any breach of any warranty of the Borrower or any other Obligor set forth in any of the Loan Documents, (f) the issuance, execution and delivery or transfer of any Letter of Credit, (g) any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (h) the payment of a drawing under any Letter of Credit notwithstanding the non-compliance, non-delivery or other improper presentation of the manually executed draft(s) and certification(s), (i) any assertion that the Lenders were not entitled to receive the proceeds of collateral received pursuant to the Security Instruments and other Loan Documents or (j) any other aspect of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending or preparing to defend any action, suit, proceeding (including any investigations, litigation or inquiries) or claim relating to any of the foregoing, and including any such losses, claims, liabilities, damages and reasonable costs and expenses arising by reason of the ordinary negligence of any Indemnified Party; provided that the foregoing indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, liabilities, damages and reasonable costs and expenses (x) arise solely by reason of claims between the Lenders not involving (1) a negligent or wrongful act or omission or a breach of the Loan Documents by the Borrower or any of its Related Parties or (2) a claim against the Administrative Agent, Swingline Lender or any Issuing Bank in such capacity or (y) by reason of the gross negligence, willful misconduct or bad faith on the part of such Indemnified Party or the material breach of such Indemnified Party’s obligations under the Loan Documents, in each case, as determined in a final nonappealable decision of a court of competent jurisdiction; and
               (iii) To indemnify and hold harmless from time to time the Indemnified Parties from and against any and all losses, claims, liabilities, damages and reasonable costs and expenses to which any such Person may become subject (a) under any Environmental Law applicable to the Borrower or any Subsidiary or any of their properties, including without limitation, the treatment or disposal of hazardous substances on any of their properties, (b) as a result of the breach or non-compliance by the Borrower or any Subsidiary with any Environmental Law applicable to the Borrower or any Subsidiary, (C) due to past ownership by the Borrower or any Subsidiary of any of their properties or past activity on any of their properties which, though lawful and fully permissible at the time, could result in present liability, (d) the presence, use, release, storage, treatment or disposal of Hazardous Substances on or at any of the Properties owned or operated by the Borrower or any Subsidiary, or (E) any other environmental, health or safety condition in connection with the Loan Documents; provided, however, no indemnity shall be afforded under this Section 12.03(a)(iii) in respect of any property for any occurrence arising from the acts or omissions of any Indemnified Party after the date on which the Borrower or any Subsidiary is divested of ownership of such property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise) or, to the extent such losses, claims, liabilities, damages and reasonable costs and expenses arise by reason of the gross negligence, willful misconduct or bad faith on the part of such Indemnified Party or the material breach of such Indemnified Party’s obligations under the Loan Documents, in each case, as determined in a final nonappealable decision of a court of competent jurisdiction.

          (b) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Joint Lead Arrangers, any Issuing Bank or the Swingline Lender under Section 12.03(a), but without affecting such payment obligations of the Borrower, each Lender severally agrees to pay to such Agent or the Joint Lead Arrangers and each Lender severally agrees to pay such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata portion or such Lender’s Applicable Percentage, as the case may be, (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Joint Lead Arrangers, such Issuing Bank or the Swingline Lender in its capacity as such.
          (c) No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including the maximum potential claims against the Indemnified Party to be indemnified pursuant to this Section 12.03.
          (d) In the case of any indemnification hereunder, the Administrative Agent or Lender, as appropriate shall give notice to the Borrower of any such claim or demand being made against the Indemnified Party and the Borrower shall have the non-exclusive right to join in the defense against any such claim or demand provided that if the Borrower provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Borrower and such Indemnified Party.
          (e) Subject to the limitations described herein, the foregoing Indemnities shall extend to the Indemnified Parties notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the Restatement (Second) of Torts of one or more of the Indemnified Parties or by reason of strict liability imposed without fault on any one or more of the Indemnified Parties. To the extent that an Indemnified Party is found by a final nonappealable judgment of a court of competent jurisdiction to have committed an act of gross negligence, willful misconduct or bad faith or to have materially breached such Indemnified Party’s obligations under the Loan Documents, the contractual obligation of indemnification set forth in this Section 12.03 shall continue but shall only extend to the portion of the claim that is deemed to have occurred by reason of events other than the gross negligence, willful misconduct or bad faith of the Indemnified Party or the material breach of such Indemnified Party’s obligations under the Loan Documents.
          (f) The Borrower’s obligations under this Section 12.03 shall survive any termination of this Agreement and the payment of the Notes and shall continue thereafter in full force and effect.
          (g) The Borrower shall pay any amounts due under this Section 12.03 within thirty (30) days of the receipt by the Borrower of notice of the amount due.

     Section 12.04 Successors and Assigns.
          (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
          (b) The Borrower may not assign its rights or obligations hereunder or under the Notes or any Letters of Credit without the prior consent of all of the Lenders and the Administrative Agent (other than an assignment by the Borrower of any of its obligations hereunder in respect of Loans made to it as consideration for Property Transferred pursuant to Section 9.11(c), so long as such obligations are repaid immediately after giving effect to such assignment).
          (c) Any Lender may assign to one or more assignees, all or a portion of its rights and obligations under this Agreement pursuant to an Assignment and Assumption substantially in the form of Exhibit E upon the written consent (which consent shall not be unreasonably withheld or delayed) of (A) the Administrative Agent and the Issuing Bank, provided that no such consent shall be required for an assignment to an assignee that is an Affiliate of such Lender or a Lender immediately prior to giving effect to such assignment and (B) the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no such consent shall be required for an assignment to an assignee that is an Affiliate of such Lender or a Lender immediately prior to giving effect to such assignment, or if an Event of Default has occurred and is continuing, any other assignee; provided, however, that (i) any such assignment shall be in the amount of at least $5,000,000 (or the remaining portion of the assigning Lender’s rights and obligations under this Agreement) or such lesser amount to which the Borrower has consented; (ii) the assignee or assignor shall pay to the Administrative Agent a processing and recordation fee of $3,500 for each assignment that is not to an Affiliate of such assignor; (iii) any assignee shall not be a competitor of the Borrower or any of its Subsidiaries in any of the lines of business permitted under Section 9.05; (iv) no such assignment shall be to the Borrower or its respective Subsidiaries or Affiliates; and (v) notwithstanding anything to the contrary contained in this Agreement, if such assignment is made at a time when an Event of Default has occurred and is continuing, the Borrower shall have the right to withhold all Taxes required by law to be withheld from payments made hereunder, and shall pay such Taxes to the relevant taxing authority or other Governmental Authority in accordance with applicable law. Any such assignment will become effective upon the execution and delivery to the Administrative Agent of the applicable Assignment and Assumption and the consents required above. Promptly after receipt of an executed Assignment and Assumption, the Administrative Agent shall send to the Borrower a copy of such executed Assignment and Assumption. Upon receipt of such executed Assignment and Assumption, if requested by the applicable assignor and/or assignee, the Borrower, will, at its own expense, execute and deliver new Notes to each assignor and/or assignee, as appropriate, in accordance with their respective interests as they appear after giving effect to such Assignment and Assumption. Upon the effectiveness of any assignment pursuant to this Section 12.04(c), the assignee will become a “Lender,” if not already a “Lender,” for all purposes of this Agreement and the Security Instruments. The assignor shall be relieved of its obligations hereunder to the extent of such assignment (and if the assigning Lender no longer holds any rights or obligations under this Agreement, such assigning Lender shall cease to be a

“Lender” hereunder except that its rights under Sections 5.01, 5.02, 5.03 and 12.03 shall not be affected). The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans and LC Exposure owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Upon its receipt of an Assignment and Assumption in compliance with the requirements of this Section together with any other documents or certificates required to be delivered hereunder or reasonably requested by the Administrative Agent, and including any fees payable with respect to such assignment, the Administrative Agent shall accept such Assignment and Assumption and record it in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register.
          (d) Each Lender may transfer, grant or assign participations in all or any part of such Lender’s interests hereunder pursuant to this Section 12.04(d) to any Person that satisfies the requirements of Section 12.04(c)(iii), provided that: (A) such Lender shall remain a “Lender” for all purposes of this Agreement and the transferee of such participation shall not constitute a “Lender” hereunder; (B) such Lender’s obligations under this Agreement shall remain unchanged, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (D) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (E) no participant under any such participation shall have rights to approve any amendment to or waiver of any of the Loan Documents; provided that such participation agreement may provide that such Lender will not, without the consent of such participant, agree to any amendment, modification or waiver described in clauses (i), (ii) or (iii) of the proviso to Section 12.02(b) that affects such participant, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation. In addition, each agreement creating any participation must include an agreement by the participant to be bound by the provisions of Section 12.11. Subject to Section 12.04(e), each participant shall be entitled to receive additional amounts under Sections 5.01, 5.02 and 5.03 on the same basis as if it were a Lender that had acquired its interest by assignment pursuant to Section 12.04(c) and be indemnified under Section 12.03 as if it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such Loans or other obligations under the Loan Documents are in registered form for United States federal income tax purposes. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

          (e) No participant under any participation agreement shall be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A participant shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Sections 5.03(c), (d), (f) and (g) and be subject to Section 5.04 as though it were a Lender.
          (f) The Lenders may furnish any information concerning the Borrower in the possession of the Lenders from time to time to assignees and participants (including prospective assignees and participants); provided that, such Persons agree to be bound by the provisions of Section 12.11.
          (g) Notwithstanding anything in this Section 12.04 to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (h) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
     Section 12.05 Survival; Revival; Reinstatement.
          (a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (except to the extent described in Section 2.07(a)) and so long as the Aggregate Commitments have not expired or terminated. The provisions of Sections 5.01, 5.02 and 5.03, ARTICLE XI and Section 12.03 shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

          (b) To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.
     Section 12.06 Counterparts; Integration; Effectiveness.
          (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.
          (b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
          (c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 12.08 Right of Setoff. The Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall have the right and be entitled (after consultation with the Administrative Agent), at its option, to offset balances held by it or by any of its Affiliates for account of the Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, or any other amount payable to such Lender hereunder, which is not paid when due (including applicable grace periods) (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof. Notwithstanding anything to the contrary contained in this Agreement, the Lenders hereby agree that they shall not set off any funds in any lock boxes whatsoever in connection with this Agreement, except for such lock boxes which may be established in connection with this Agreement.
     Section 12.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Texas except to the extent that United States federal law permits any Lender to charge interest at the rate allowed by the laws of the state where such Lender is located. Ch. 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to this Agreement or the Notes.
          (b) Any legal action or proceeding with respect to the Loan Documents shall be brought in the courts of the State of Texas sitting in Harris County or of the United States of America for the Southern District of Texas, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and (to the extent permitted by law) in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude any party hereto from obtaining jurisdiction any other party hereto in any court otherwise having jurisdiction.
          (c) Each party hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address located on the signature page hereto or as updated from time to time, such service to become effective thirty (30) days after such mailing.
          (d) Nothing herein shall affect the right of any party hereto or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction.
          (e) Each party hereto hereby (i) irrevocably and unconditionally waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any other Loan Document and for any counterclaim therein; (ii) irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certifies that no party hereto nor any representative of the Administrative Agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (iv) acknowledges that it has been induced to enter into this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section 12.09.
     Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 12.11 Confidentiality. For the purposes of this Section 12.11, “Confidential Information” means information about the Borrower or any of its Subsidiaries furnished by the Borrower or its Affiliates (collectively, the “Disclosing Parties”) to the Administrative Agent or any of the Lenders, including, but not limited to, any actual or pending agreement, business plans, budgets, projections, ecological data and accounting records, financial statements, or other financial data of any kind, any title documents, reports or other information relating to matters of title, any projects or plans, whether actual or prospective, and any other documents or items embodying any such Confidential Information; provided that such term does not include information that (a) was publicly known or otherwise known prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Administrative Agent or the Lenders or any Person acting on behalf thereof, (c) otherwise becomes known to the Administrative Agent or Lenders other than through disclosure by the Disclosing Parties or a party known to be subject to a confidentiality agreement or (d) constitutes financial statements delivered to the Administrative Agent and the Lenders under Section 8.01(a) that are otherwise publicly available. The Administrative Agent and the Lenders will maintain the confidentiality of such Confidential Information delivered to such Person, provided that each such Person (a “Restricted Person”) may deliver or disclose Confidential Information to (i) such Restricted Person’s directors, officers, employees, accountants, attorneys, other professional advisors, trustees and Affiliates, who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 12.11, (ii) any other party to any Loan Document, (iii) any pledgee referred to in Section 12.04, any potential assignee or any assignee to which such Restricted Person sells or offers to sell its Note or any part thereof or any participation or potential participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 12.11), (iv) any Governmental Authority having jurisdiction or any self-regulatory body claiming to have authority over such Restricted Person, or (v) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any Governmental Requirement applicable to such Restricted Person, (B) in response to any subpoena or other legal process; provided that such Restricted Person (I) promptly notifies such Disclosing Party prior to any such disclosure to the extent practicable and permitted by law, (II) reasonably cooperates with such Disclosing Party in any attempts such Disclosing Party makes to obtain a protective order or other appropriate assurance that confidential treatment will be afforded to the Confidential Information, and (III) if no such protective order is obtained and disclosure is required, furnish only that portion of the Confidential Information that, in the opinion of such Restricted Person’s counsel, such Restricted Person is legally compelled to disclose, or (C) if an

Event of Default has occurred and is continuing, to the extent such Restricted Person may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of its rights and remedies under the Notes and this Agreement.
     Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the Transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder. The Loans are not primarily for personal, family or household use.

     Section 12.13 Exculpation Provisions. Each Of The Parties Hereto Specifically Agrees That It Has A Duty To Read This Agreement And The Other Loan Documents And Agrees That It Is Charged With Notice And Knowledge Of The Terms Of This Agreement And The Other Loan Documents; That It Has In Fact Read This Agreement And Is Fully Informed And Has Full Notice And Knowledge Of The Terms, Conditions And Effects Of This Agreement; That It Has Been Represented By Independent Legal Counsel Of Its Choice Throughout The Negotiations Preceding Its Execution Of This Agreement And The Other Loan Documents; And Has Received The Advice Of Its Attorney In Entering Into This Agreement And The Other Loan Documents; And That It Recognizes That Certain Of The Terms Of This Agreement And The Other Loan Documents Result In One Party Assuming The Liability Inherent In Some Aspects Of The Transaction And Relieving The Other Party Of Its Responsibility For Such Liability. Each Party Hereto Agrees And Covenants That It Will Not Contest The Validity Or Enforceability Of Any Exculpatory Provision Of This Agreement And The Other Loan Documents On The Basis That The Party Had No Notice Or Knowledge Of Such Provision Or That The Provision Is Not “Conspicuous.”
     Section 12.14 Collateral Matters; Hedging Agreements; Treasury Management Agreements. Except as provided in Section 12.02(b)(iv), no Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any Hedging Agreement or Treasury Management Agreement. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Secured Hedging Providers and the Secured Treasury Management Counterparties on a pro rata basis (subject to the priorities set out in Section 10.02(c)) in respect of any obligations of the Borrower or any Restricted Subsidiary which arises under any Hedging Agreement or Treasury Management Agreement. Each Lender, on behalf of itself and its Affiliates who are Secured Hedging Providers, and each Secured Hedging Provider, by accepting the benefits of the Collateral, hereby agrees that the Obligors may grant security interests, covering all rights of the Obligors in Hedging Agreements with any Lender or Secured Hedging Provider, to the Administrative Agent under the Security Instruments to secure the Obligations, notwithstanding any restriction on such security interests under any Hedging Agreement.
     Section 12.15 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Banks to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, any Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.
     Section 12.16 USA PATRIOT Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of the Borrower and such Subsidiaries and other information that will allow such Lender to identify the Borrower and such Subsidiaries in accordance with the USA PATRIOT Act. The Borrower agrees to promptly provide such information upon request.
     Section 12.17 No Fiduciary Duty. Each Lender and its respective Affiliates (collectively, solely for purposes of this Section 12.17, the “Lenders”) may have economic interests that conflict with those of the Obligors. Each Obligor agrees that nothing in any Loan Document, any Hedging Agreement with any Secured Hedging Provider or any Treasury Management Agreement will be deemed to create an advisory, fiduciary or agency relationship between the Lenders and the Obligors, their partners or their Affiliates. Each Obligor acknowledges and agrees that (a) the transactions with the Lenders contemplated by the Loan Documents, the Hedging Agreements with Secured Hedging Providers and the Treasury Management Agreements are arm’s-length commercial transactions between the Lenders, on the one hand, and the applicable Obligors, on the other, (b) in connection therewith and with the process leading to such transactions each Lender is acting solely as a principal and not the agent or fiduciary of any Obligor, or of any Obligor’s management, partners, creditors or other Affiliates, (c) no Lender has assumed a fiduciary responsibility in favor of any Obligor with respect to the transactions with Lenders contemplated by the Loan Documents, any Hedging Agreement or any Treasury Management Agreements or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising any Obligor on other matters) and (d) such Person has consulted its own legal and financial advisors to the extent it deemed appropriate. Each Obligor further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Obligor agrees that it will not claim that any Lender owes a fiduciary duty to such Person in connection with the Loan Documents, any Hedging Agreement or any Treasury Management Agreement or the process leading thereto.
[Signatures Begin Next Page]

     The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	EXTERRAN HOLDINGS, INC.

	By:	/s/ J. Michael Anderson

Name: J. Michael Anderson Title: Senior Vice President and Chief Financial Officer

Address for Notices:

16666 Northchase Drive Houston, Texas 77060

Facsimile No.: (281) 836-8039 Telephone No.: (281) 836-7000 e-mail: kelly.battle@exterran.com Attention: Associate General Counsel

Copy to:

General Counsel Facsimile No: (281) 836-8061 e-mail: donald.wayne@exterran.com

Copy to:

Herschel Hamner Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 Facsimile No.: (713) 229-2049 Telephone No.: (713) 229-7749

ADMINISTRATIVE AGENT,	WELLS FARGO BANK, NATIONAL
ISSUING BANK, SWINGLINE	ASSOCIATION, Individually and as
LENDER AND LENDER:	Administrative Agent

By:	/s/ Donald W. Herrick, Jr.

Name: Donald W. Herrick, Jr. Title: Director

Lending Office for ABR Loans and
Eurodollar Loans:

301 South College Street
23rd Floor NC 0680
Charlotte, North Carolina 28288
Facsimile No.: (704) 383-0288

Address for Notices:
Wells Fargo Bank, National Association

1000 Louisiana, 9th Floor
Houston, Texas 77002
Attention: Donald Herrick
Facsimile No.: (713) 739-1087

CO-SYNDICATION AGENT	BNP PARIBAS,
AND LENDER:	as Co-Syndication Agent and Lender

By:

Name:

Title:

CO-SYNDICATION AGENT	CREDIT AGRICOLE CORPORATE
AND LENDER:	AND INVESTMENT BANK,
as Co-Syndication Agent and Lender

By:

Name:

Title:

CO-SYNDICATION AGENT	ROYAL BANK OF CANADA,
AND LENDER:	as Co-Syndication Agent and Lender

By:

Name:

Title:

Lending Office for ABR Rate Loans and Eurodollar Loans:

Royal Bank of Canada — WFC Branch
Three World Financial Center
200 Vesey Street
New York, NY 10281-8098
Attention: US Specialized Service Officer
Telephone: (416) 955-6599
Fax: (212) 428-2372

Address for Notices:

Royal Bank of Canada
Attention: US Specialized Service Officer
New York Branch
One Liberty Plaza, 3rd Floor
New York, NY 10006-1404
Telephone: (416) 955-6599
Fax: (212) 428-2372
Telex: ROYBAN 62519

With copy to:

Royal Bank of Canada
Attention: Jason York
3900 Williams Tower
2800 Post Oak Blvd.
Houston, TX 77056
Telephone: (713) 403-5679
Fax: (713) 403-5624

CO-SYNDICATION AGENT	THE ROYAL BANK OF SCOTLAND PLC,
AND LENDER:	as Co-Syndication Agent and Lender

By:

Name:

Title:

Lending Office for ABR Rate Loans and Eurodollar Loans:

Address for Notices:

600 Travis Street, Suite 6500
Houston, Texas 77002

Facsimile No.: (713) 221-2488

LENDER:	BANK OF AMERICA, N.A.,
as a Lender

By:

Name:

Title:

Lending Office for ABR Rate Loans and Eurodollar Loans:

Srikanth Rajyam
Phone: 415.436.3685 ext. 64345
Facsimile No.: 972.728.4373

Address for Notices:

2001 Clayton Rd. Bldg B Concord, CA 94520

LENDER:	JP MORGAN CHASE BANK, N.A.,
as a Lender

By:

Name:

Title:

LENDER:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:

Name:

Title:

By:

Name:

Title:

Lending Office for ABR Rate Loans and Eurodollar Loans:

Attention: Eric Ceglowski Facsimile No.: 866-469-3871

Address for Notices:

Attention: Eric Ceglowski Facsimile No.: 866-469-3871

LENDER:	COMPASS BANK, as a Lender

By:

Name:

Title:

By:

Name:

Title:

Lending Office for ABR Rate Loans and Eurodollar Loans:

Compass Bank Attention: Keri Seadler Facsimile No.: 205-524-0385

Address for Notices:

24 Greenway Plaza Ste 1400B Houston, Texas 77046 Attention: Keri Seadler Facsimile No.205-524-0385

LENDER:	BARCLAYS BANK PLC, as a Lender

By:

Name:

Title:

Lending Office for ABR Rate Loans and Eurodollar Loans:

Barclays Bank PLC Attention: Malomo, Tunde Facsimile No.: 917 522-0568

Address for Notices:

Same as above

LENDER:	SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:

Name:

Title:

By:

Name:

Title:

Lending Office for ABR Rate Loans and Eurodollar Loans:

Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, NY 10172
Attention: Arlene Hebron
Facsimile No.: 212-224-4391

Address for Notices:

Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, NY 10172
Attention: Arlene Hebron
Facsimile No.: 212-224-4391

LENDER:	PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:

Name:

Title:

LENDER:	BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:

Name:

Title:

By:

Name:

Title:

Lending Office for ABR Rate Loans and Eurodollar Loans:

BB&T
200 W 2nd Street
Winston Salem, NC 27101
Attention: Beth Cook
Facsimile No.: 336-733-2740

Address for Notices:

BB&T
200 W 2nd Street
Winston Salem, NC 27101
Attention: Beth Cook
Facsimile No.: 336-733-2740

LENDER:	THE BANK OF NOVA SCOTIA,
as a Lender

By:

Name:

Title:

LENDER:	RAYMOND JAMES BANK, FSB,
as a Lender

By:

Name:

Title:

Lending Office for ABR Rate Loans and Eurodollar Loans:

710 Carillon Parkway
St. Petersburg, FL 33716

Attention: Loan Ops/CML
Facsimile No.: 866-597-4002

Address for Notices:

710 Carillon Parkway
St. Petersburg, FL 33716

Attention: Garrett T. McKinnon
Facsimile No.: 866-205-1396

LENDER:	CITIBANK, N.A.,
as a Lender

By:

Name:

Title:

By:

Name:

Title:

LENDER:	GOLDMAN SACHS,
as a Lender

By:

Name:

Title:

By:

Name:

Title:

ANNEX I
AGGREGATE COMMITMENTS

Name of Lender	Revolving Commitment
Wells Fargo Bank, National Association	$115,000,000.00
Royal Bank of Canada	$100,000,000.00
The Royal Bank of Scotland PLC	$100,000,000.00
BNP Paribas	$100,000,000.00
Credit Agricole Corporate and Investment Bank	$100,000,000.00
Bank of America, N.A.	$100,000,000.00
JP Morgan Chase Bank, N.A.	$85,000,000.00
Citibank	$65,000,000.00
Credit Suisse AG, Cayman Islands Branch	$50,000,000.00
Compass Bank	$50,000,000.00
Barclays Bank PLC	$45,000,000.00
Sumitomo Mitsui Banking Corporation	$35,000,000.00
PNC Bank, National Association	$35,000,000.00
Branch Banking and Trust	$35,000,000.00
The Bank of Nova Scotia	$35,000,000.00
Goldman Sachs Bank USA	$30,000,000.00
Raymond James Bank, FSB	$20,000,000.00
TOTAL	$1,100,000,000.00

Annex  I

EXHIBIT A
FORM OF NOTE

$___________________	_____________, 201[•]
     FOR VALUE RECEIVED, EXTERRAN HOLDINGS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to ____________________ (the “Lender”) or registered assigns, at the office of WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent (the “Administrative Agent”), at 301 South College Street, Charlotte, North Carolina 28288-0608, the principal sum of _____________________________ US Dollars ($____________) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     The date, amount, Type, interest rate, Interest Period and maturity of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books.
     This Note is one of the Notes referred to in the Senior Secured Credit Agreement dated as of July 8, 2011, among the Borrower, the Administrative Agent and the other Agents and Lenders from time to time party thereto (including the Lender) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and evidences the Revolving Loans made by the Lender thereunder. Capitalized terms used in this Note and not defined herein have the respective meanings assigned to them in the Credit Agreement.
     This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the Security Instruments. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Revolving Loans upon the terms and conditions specified therein and other provisions relevant to this Note.
[Signature Page Follows]

Exhibit A-1

     THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

EXTERRAN HOLDINGS, INC.
By:
Name:
Title:

Exhibit A-2

EXHIBIT B
FORM OF BORROWING REQUEST

[           ], 201[       ]
     EXTERRAN HOLDINGS, INC., a Delaware corporation (the “Borrower”), pursuant to the Senior Secured Credit Agreement dated as of July 8, 2011, among the Borrower, the Administrative Agent and the other Agents and Lenders from time to time party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), hereby makes the requests indicated below (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement):
     1. [Revolving/Swingline] Loans:
(a) The aggregate amount of new [Revolving/Swingline] Loans to be borrowed is $______________________;
(b) The requested funding date for such Borrowing is _________________, _____;1
(c) $_____________________ of such Revolving Borrowings are to be ABR Loans;2
(d) $_____________________ of such Revolving Borrowings are to be Eurodollar Loans; and
(i) The length of the initial Interest Period for Eurodollar Loans is: ________________________.3
(e) The location and number of the account to which funds are to be disbursed is:
_____________________.4
2. The undersigned hereby represents and warrants on behalf of the Borrower that, after giving effect to the Borrowing contemplated herein, the Total Revolving Credit Exposure will not exceed the Aggregate Commitments.
[Signature page follows.]

[1]	Must be a Business Day.

[2]	Not applicable if a Swingline Loan is requested.

[3]	Not applicable if a Swingline Loan is requested.

[4]	In the case of a Swingline Loan, account shall be the general deposit account of the Borrower with the Swingline Lender.

Exhibit B-1

The undersigned certifies that he/she is the _____________________ of the _____________________ and that he/she is authorized to execute this Borrowing Request on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the proceeds of the requested Borrowing under the terms and conditions of the Credit Agreement.

EXTERRAN HOLDINGS, INC.
By:
Name:
Title:

Exhibit B-2

EXHIBIT C
FORM OF INTEREST ELECTION REQUEST

[            ], 201[       ]
     EXTERRAN HOLDINGS, INC., a Delaware corporation (the “Borrower”), pursuant to Section 2.04 of the Senior Secured Credit Agreement dated as of July 8, 2011, among the Borrower, the Administrative Agent and the other Agents and Lenders from time to time party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that it elects to [continue the Borrowing listed below, or a portion thereof as described below] [convert the Borrowing listed below, or a portion thereof as described below, to a different Type], and in that connection sets forth below the terms on which such [conversion] [continuation] is to be made.

(a	)	The amount of the Borrowing to which this Interest Election Request applies[1]:

(b	)	The effective date of the election (which is a Business Day):

(c	)	Type of Borrowing following [conversion] [continuation]:	[ABR] [Eurodollar]

(d	)	Interest Period and the last day thereof[2]:

[Signature page follows.]

[1]	If different options are being elected with respect to different portions of such Borrowing, specify the portions thereof to be allocated to each resulting Borrowing and specify the information requested in clauses (b), (c) and (d) for each resulting Borrowing.

[2]	For Eurodollar Borrowing only. Shall be subject to the definition of “Interest Period” in the Credit Agreement.

Exhibit C-1

The undersigned certifies that he/she is the _____________________ of the _____________________ and that he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to make the requested continuation or conversion under the terms and conditions of the Credit Agreement.

EXTERRAN HOLDINGS, INC.
By:
Name:
Title:

Exhibit C-2

EXHIBIT D-1
FORM OF EFFECTIVE DATE COMPLIANCE CERTIFICATE
July 8, 2011
     The undersigned hereby certifies that he/she is the ________________ of Exterran Holdings, Inc., a Delaware corporation (the “Borrower”). With reference to the Senior Secured Credit Agreement dated as of the date hereof, among the Borrower, the Administrative Agent and the other Agents and Lenders from time to time party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the undersigned represents and warrants, in his/her capacity as the ________________ of the Borrower and not in his/her individual capacity, as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):
(a)	The representations and warranties of the Borrower and the Guarantors contained in Article VII of the Credit Agreement and in the Security Instruments are true and correct as of the date hereof, except to the extent any such representations and warranties are expressly limited to an earlier date in which case, on and as of the date hereof, such representations and warranties continue to be true and correct as of such specified earlier date.

(b)	The Borrower and each Guarantor have performed and complied with all agreements and conditions contained in the Credit Agreement and in the Security Instruments required to be performed or complied with by it prior to or at the time of delivery hereof.

(c)	Since December 31, 2010, no change, event, development or circumstance has occurred or exists that has had a Material Adverse Effect.

(d)	As of the date hereof, no Default has occurred and is continuing under the Credit Agreement.
[Signature page follows.]

Exhibit D-1-1

     IN WITNESS WHEREOF, the undersigned has duly executed this Effective Date Compliance Certificate as of the date first set forth above.

EXTERRAN HOLDINGS, INC.
By:
Name:
Title:

Exhibit D-1-2

EXHIBIT D-2
FORM OF ONGOING COMPLIANCE CERTIFICATE
[           ], 201[   ]
     The undersigned hereby certifies that he/she is the                       of                        and he/she is authorized to execute this Ongoing Compliance Certificate on behalf of Exterran Holdings, Inc., a Delaware corporation (the “Borrower”). With reference to the Senior Secured Credit Agreement dated as of July 8, 2011, among the Borrower, the Administrative Agent and the other Agents and Lenders from time to time party thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the undersigned represents and warrants on behalf of the Borrower as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):
(a)	As of the date hereof, no Default has occurred and is continuing under the Credit Agreement [except as described below] [1].

[ ]

(b)	Attached hereto are the computations in reasonable detail necessary to determine whether the Borrower is in compliance with 9.10(a), (b) and (c) of the Credit Agreement as of the end of the [fiscal quarter][fiscal year] ending [ ].
[Signature page follows.]

[1]	If any Default has occurred and is continuing as of the date hereof, describe the same in reasonable detail in the space provided below part (a).

Exhibit D-2-1

     IN WITNESS WHEREOF, the undersigned has duly executed this Ongoing Compliance Certificate as of the date first set forth above.

EXTERRAN HOLDINGS, INC.
By:
Name:
Title:

Exhibit D-2-2

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate of [identify Lender]1]

3.	Borrower:	Exterran Holdings, Inc., a Delaware corporation

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Senior Secured Credit Agreement dated as of July 8, 2011 among the Borrower, the Administrative Agent and the other Agents and Lenders from time to time party thereto (as the same

[1]	Select as applicable.

Exhibit E-1

may be amended, restated, supplemented or otherwise modified from time to time)

6.	Assigned Interest:

	Aggregate Amount of	Amount of	Percentage Assigned
Commitment/Loans	Commitment/Loans	Commitment/Loans	of
Assigned[2]	for all Lenders	Assigned	Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%
Effective Date:                      ___, 201__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

[2]	Fill in the appropriate terminology for the types of Commitments and/or Loans under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” etc.)

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit E-2

[Consented to by:][4] WELLS FARGO, NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

[NAME OF ISSUING BANK], as Issuing Bank
By:
Name:
Title:

[Consented to by:][5] EXTERRAN HOLDINGS, INC., as Borrower
By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent and the Issuing Bank is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit E-3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
ANNEX 1 to
Exhibit E

          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of Texas.
ANNEX 1 to
Exhibit E

EXHIBIT F
SECURITY INSTRUMENTS
1. Collateral Agreement dated as of July 8, 2011 among the Borrower, EES Leasing LLC, a Delaware limited liability company (“EES Leasing”), EXH GP LP LLC, a Delaware limited liability company (“EXH GP LP LLC”), EXH MLP LP LLC, a Delaware limited liability company (“EXH MLP LP LLC”), and Exterran Energy Solutions, L.P., a Delaware limited partnership (“EESLP”), and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”).
2. UCC-1 Financing Statements for the Borrower, EES Leasing, EXH GP LP LLC, EXH MLP LP LLC and EESLP, relating to the Collateral Agreement.
3. Guaranty Agreement dated as of July 8, 2011 among EES Leasing, EXH GP LP LLC, EXH MLP LP LLC and EESLP and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.
4. Deed of Trust, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement dated as of July 8, 2011, executed and delivered by the Grantor (as defined therein) in favor of the trustee named therein.
5. Pledge Agreement dated as of July 8, 2011, executed and delivered by the Pledgors (as defined therein) in favor of the Administrative Agent.

Exhibit F-1

EXHIBIT G-1
FORM OF COMMITMENT INCREASE CERTIFICATE
[          ], 201[   ]
To:	Wells Fargo Bank, National Association, as Administrative Agent
     Exterran Holdings, Inc., a Delaware corporation (the “Borrower”), the Administrative Agent, the other Agents and certain Lenders have heretofore entered into the Senior Secured Credit Agreement dated as of July 8, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.
     This Commitment Increase Certificate is being delivered pursuant to Section 2.06(c)(ii)(F) of the Credit Agreement. Please be advised that:
     (a) the amount of the requested increase in the Aggregate Commitments is $[   ];
     (b) each of the undersigned Lenders has agreed (i) to increase its Revolving Commitment under the Credit Agreement effective [          ], 201[   ] so that, after giving effect hereto, its Revolving Commitment will be equal to the amount set forth opposite its name in Annex I attached hereto and (ii) that it shall continue to be a party in all respects to the Credit Agreement and the other Loan Documents;
     (c) attached is a new Annex I that replaces the outstanding Annex I to the Credit Agreement, reflecting the new Aggregate Commitments after giving effect to the increase in the Revolving Commitments contemplated hereby.
Delivery of an executed counterpart of this Commitment Increase Certificate by facsimile or other electronic transmission shall be effective as delivery of an original executed counterpart of this Commitment Increase Certificate.

Very truly yours, EXTERRAN HOLDINGS, INC.
By:
Name:
Title:

Accepted and Agreed:

Exhibit G-1-1

Wells Fargo Bank, National Association, as Administrative Agent
By:
Name:
Title:

Accepted and Agreed: [NAME OF LENDER], as Lender
By:
Name:
Title:

Exhibit G-1-2

EXHIBIT G-2
FORM OF ADDITIONAL LENDER CERTIFICATE
[          ], 201[   ]
To:	Wells Fargo Bank, National Association, as Administrative Agent
     Exterran Holdings, Inc., a Delaware corporation (the “Borrower”), the Administrative Agent, the other Agents and certain Lenders have heretofore entered into the Senior Secured Credit Agreement dated as of July 8, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.
     This Additional Lender Certificate is being delivered pursuant to Section 2.06(c)(ii)(G) of the Credit Agreement.
     Please be advised that the undersigned has agreed (a) to become a Lender under the Credit Agreement effective [          ], 201[   ] with a Revolving Commitment of $[          ] and (b) that it shall be a party in all respects to the Credit Agreement and the other Loan Documents.
     This Additional Lender Certificate is being delivered to the Administrative Agent together with (i) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 5.03(f) of the Credit Agreement, duly completed and executed by the Additional Lender, and (ii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender.

Very truly yours, EXTERRAN HOLDINGS, INC.
By:
Name:
Title:

Exhibit G-2-1

Accepted and Agreed: Wells Fargo Bank, National Association, as Administrative Agent
By:
Name:
Title:

Accepted and Agreed: [NAME OF ADDITIONAL LENDER], as Additional Lender
By:
Name:
Title:

Exhibit G-2-2

EXHIBIT H-1
FORM OF U.S. TAX CERTIFICATE
(For Foreign Lenders That For U.S. Federal Tax Purposes Are Not (i) Partnerships or (ii)
Disregarded Entities Whose Tax Owner is a Partnership)
     Reference is made to that certain Credit Agreement, dated as of [________], 2011 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among Exterran Holdings, Inc., a corporation formed under the laws of the state of Delaware (“Borrower”); Wells Fargo Bank, National Association, as Administrative Agent, Credit Agricole Corporate and Investment Bank, Royal Bank of Canada and The Royal Bank of Scotland plc as Co-Syndication Agents; the Lenders from time to time party thereto; and Wells Fargo Securities, LLC, Credit Agricole Corporate and Investment Bank, RBC Capital Markets and RBS Securities Inc. as the Joint Lead Arrangers and Joint Book Runners.
     Pursuant to the provisions of Section 5.03(f) of the Credit Agreement, the undersigned (or if the Lender is a disregarded entity for U.S. federal tax purposes, the Lender’s tax owner (“Tax Owner”)) hereby certifies that (i) the Lender is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) the Lender (or its Tax Owner) is the sole beneficial owner of such Loan(s) (as well as any note(s) evidencing such Loan(s)), and (iii) the Lender (and, if the Lender is a disregarded entity for U.S. federal tax purposes, its Tax Owner) is not a (A) bank within the meaning of Section 881(c)(3)(A) of the Code, (B) ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
     The undersigned (or its Tax Owner) has furnished the Administrative Agent and Borrower with two (2) duly completed and executed original certificates of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit H-1

[NAME OF LENDER] (the “Lender”)
By:
Name:
	Title:	[Tax Owner, if the Lender is a disregarded entity]

Date: ________ __, 201[ ]

Exhibit H-1

EXHIBIT H-2
FORM OF U.S. TAX CERTIFICATE
(For Foreign Lenders That For U.S. Federal Tax Purposes Are (i) Partnerships, or (ii) Disregarded
Entities Whose Tax Owner is a Partnership)
     Reference is made to that certain Credit Agreement, dated as of July 8, 2011 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among Exterran Holdings, Inc., a corporation formed under the laws of the state of Delaware (“Borrower”); Wells Fargo Bank, National Association, as Administrative Agent, Credit Agricole Corporate and Investment Bank, Royal Bank of Canada and The Royal Bank of Scotland plc as Co-Syndication Agents; the Lenders from time to time party thereto; and Wells Fargo Securities, LLC, Credit Agricole Corporate and Investment Bank, RBC Capital Markets and RBS Securities Inc. as the Joint Lead Arrangers and Joint Book Runners.
     Pursuant to the provisions of Section 5.03(f) of the Credit Agreement, the undersigned (or if the Lender is a disregarded entity for U.S. federal tax purposes, the Lender’s tax owner (“Tax Owner”)) hereby certifies that (i) the Lender is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) the Lender’s (or its Tax Owner’s) direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the Lender, its Tax Owner (if the Lender is a disregarded entity for U.S. federal tax purposes) nor any of the Lender’s (or its Tax Owner’s) direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of the Lender’s direct or indirect partners/members (and, if the Lender is a disregarded entity for U.S. federal tax purposes, none of its Tax Owner’s direct or indirect partners/members) is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of the Lender’s partners/members (and, if the Lender is a disregarded entity for U.S. federal tax purposes, none of its Tax Owner’s direct or indirect partners/members) is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
     The undersigned (or its Tax Owner) has furnished the Administrative Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its (or its Tax Owner’s) partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Exhibit H-2

     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER] (the “Lender”)

By:
Name:
	Title:	[Tax Owner, if the Lender is a disregarded entity]

Date:_____________,201[_]

Exhibit H-2

EXHIBIT H-3
FORM OF U.S. TAX CERTIFICATE
(For Foreign Participants That For U.S. Federal Income Tax Purposes Are Not (i) Partnerships or
(ii) Disregarded Entities Whose Tax Owner is a Partnership)
     Reference is made to that certain Credit Agreement, dated as of July 8, 2011 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among Exterran Holdings, Inc., a corporation formed under the laws of the state of Delaware (“Borrower”); Wells Fargo Bank, National Association, as Administrative Agent, Credit Agricole Corporate and Investment Bank, Royal Bank of Canada and The Royal Bank of Scotland plc as Co-Syndication Agents; the Lenders from time to time party thereto; and Wells Fargo Securities, LLC, Credit Agricole Corporate and Investment Bank, RBC Capital Markets and RBS Securities Inc. as the Joint Lead Arrangers and Joint Book Runners.
     Pursuant to the provisions of Section 5.03(f) of the Credit Agreement, the undersigned (or if the Participant is a disregarded entity for U.S. federal tax purposes, the Participant’s tax owner (“Tax Owner”)) hereby certifies that (i) the Participant is the sole record owner of the participation in respect of which it is providing this certificate, (ii) the Participant (or, if the Participant is a disregarded entity for U.S. federal tax purposes, its Tax Owner) is the sole beneficial owner of such participation, and (iii) the Participant (and, if the Participant is a disregarded entity for U.S. federal tax purposes, its Tax Owner) is not a (A) bank within the meaning of Section 881(c)(3)(A) of the Code, (B) ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
     The undersigned (or its Tax Owner) has furnished its participating Lender with two (2) duly completed and executed original certificates of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit H-3

[NAME OF PARTICIPANT] (the “Participant”)

By:
Name:
	Title:	[Tax Owner, if the Participant is a disregarded entity]

Date: ________ __, 201[ ]

Exhibit H-3

EXHIBIT H-4
FORM OF U.S. TAX CERTIFICATE
(For Foreign Participants That For U.S. Federal Tax Purposes Are (i) Partnerships or (ii)
Disregarded Entities Whose Tax Owner is a Partnership )
     Reference is made to that certain Credit Agreement, dated as of July 8, 2011 (together with all amendments, if any, from time to time made thereto, the “Credit Agreement”), among Exterran Holdings, Inc., a corporation formed under the laws of the state of Delaware (“Borrower”); Wells Fargo Bank, National Association, as Administrative Agent, Credit Agricole Corporate and Investment Bank, Royal Bank of Canada and The Royal Bank of Scotland plc as Co-Syndication Agents; the Lenders from time to time party thereto; and Wells Fargo Securities, LLC, Credit Agricole Corporate and Investment Bank, RBC Capital Markets and RBS Securities Inc. as the Joint Lead Arrangers and Joint Book Runners.
     Pursuant to the provisions of Section 5.03(f) of the Credit Agreement, the undersigned (or if the Participant is a disregarded entity for U.S. federal tax purposes, the Participant’s tax owner (“Tax Owner”)) hereby certifies that (i) the Participant is the sole record owner of the participation in respect of which it is providing this certificate, (ii) the Participant’s (or its Tax Owner’s) direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned, its Tax Owner (if the Participant is a disregarded entity for U.S. federal tax purposes) nor any of its (or its Tax Owner’s) direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of the Participant’s direct or indirect partners/members (and, if the Participant is a disregarded entity for U.S. federal tax purposes, none of its Tax Owner’s direct or indirect partners/members) is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of the Participant’s direct or indirect partners/members (and, if the Participant is a disregarded entity for U.S. federal tax purposes, none of its Tax Owner’s direct or indirect partners/members) is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
     The undersigned (or its Tax Owner) has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its (or its Tax Owner’s) partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Exhibit H-4

     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT] (the “Participant”)

By:
Name:
	Title:	[Tax Owner, if the Participant is a disregarded entity]

Date: ________ __, 201[ ]

Exhibit H-4

Schedule 1.01(a)
Specified Foreign Asset Transfer
*   *   *   *   *   *
Schedule 1.01(a) — 1

Schedule 1.01(b)
Unrestricted Subsidiaries
None.
Schedule 1.01(b) — 1

Schedule 1.02
Existing Letters of Credit
*   *   *   *   *   *
Schedule 1.02 — 1

Schedule 6.01(c)
Excepted Property
Certificates and stock powers not held by the Administrative Agent pursuant to the provisos in Section 8.07(a) of the Credit Agreement.
Schedule 6.01(c) — 1

Schedule 7.03
Litigation
None.
Schedule 7.03 — 1

Schedule 7.09
Taxes
None.
Schedule 7.09 — 1

Schedule 7.10
Titles, Etc.
Various lease agreements for equipment contain purchase options at specified intervals during the contract term.
Schedule 7.10 — 1

Schedule 7.13
Subsidiaries

Jurisdiction of
	Incorporation/	Restricted or
Subsidiary	Organization	Unrestricted
Arabian European Mechanical Company Ltd.	Saudi Arabia	Restricted
B.T. Engineering Pte Ltd	Singapore	Restricted
B.T.I. Holdings Pte Ltd	Singapore	Restricted
Belleli Energia CPE do Brasil Ltda.	Brazil	Restricted
Belleli Energy B.V.	Netherlands	Restricted
Belleli Energy Critical Process Equipment S.r.l.	Italy	Restricted
Belleli Energy F.Z.E.	Dubai	Restricted
Belleli Energy S.r.l.	Italy	Restricted
Compression Services de Mexico, S.A. de C.V.	Mexico	Restricted
EES GP, L.P.	Delaware	Restricted
EES Leasing LLC	Delaware	Restricted
Enterra Compression Investment Company	Delaware	Restricted
Enterra Global Holdings LLC	Delaware	Restricted
Excel Energy Services Limited	Nigeria	Restricted
EXH Cayman Ltd.	Cayman Islands	Restricted
EXH GP LP LLC	Delaware	Restricted
EXH MLP LP LLC	Delaware	Restricted
EXLP Leasing LLC	Delaware	Unrestricted
EXLP Operating LLC	Delaware	Unrestricted
Exterran (Australia) Pty Ltd	Australia	Restricted
Exterran (Beijing) Energy Equipment Company Ltd.	China	Restricted
Exterran (Poland) Sp. z.o.o.	Poland	Restricted
Exterran (Singapore) Pte. Ltd.	Singapore	Restricted
Exterran (Thailand) Ltd.	Thailand	Restricted
Exterran (UK) Ltd.	United Kingdom	Restricted
Exterran Argentina S.r.l.	Argentina	Restricted

Schedule 7.13 — 1

Jurisdiction of
	Incorporation/	Restricted or
Subsidiary	Organization	Unrestricted
Exterran Bolivia S.r.l.	Bolivia	Restricted
Exterran Canada, Limited Partnership	Nova Scotia, Canada	Restricted
Exterran Canadian Partnership Holdings GP ULC	Alberta, Canada	Restricted
Exterran Canadian Partnership Holdings LP Company	Nova Scotia, Canada	Restricted
Exterran Colombia Leasing LLC	Delaware	Restricted
Exterran Eastern Hemisphere F.Z.E.	Dubai	Restricted
Exterran Egypt LLC	Egypt	Restricted
Exterran Energy Corp.	Delaware	Restricted
Exterran Energy de Mexico, S.A. de C.V.	Mexico	Restricted
Exterran Energy Middle-East LLC	Oman	Restricted
Exterran Energy Solutions Compania Limitada	Chile	Restricted
Exterran Energy Solutions India Private Limited	India	Restricted
Exterran Energy Solutions, L.P.	Delaware	Restricted
Exterran Egypt Oil & Gas Services LLC	Egypt	Restricted
Exterran Finance Company Ltd.	Barbados	Restricted
Exterran General Holdings LLC	Delaware	Restricted
Exterran General Partner, L.P.	Delaware	Restricted
Exterran GP LLC	Delaware	Restricted
Exterran HL LLC	Delaware	Restricted
Exterran Holding Company NL B.V.	Netherlands	Restricted
Exterran Holdings HL LLC	Delaware	Restricted
Exterran Holdings, Inc.	Delaware	Restricted
Exterran International Holdings LLC	Delaware	Restricted
Exterran International SA	Switzerland	Restricted
Exterran Kazakhstan LLP	Kazakhstan	Restricted
Exterran Malta Holding Limited	Malta	Restricted
Exterran Manutencao Industrial Ltda.	Brazil	Restricted
Exterran Middle East LLC	Oman	Restricted

Schedule 7.13 — 2

Jurisdiction of
	Incorporation/	Restricted or
Subsidiary	Organization	Unrestricted
Exterran Nigeria Limited	Nigeria	Restricted
Exterran North Africa Limited	Malta	Restricted
Exterran Pakistan (Private) Limited	Pakistan	Restricted
Exterran Partners, L.P.	Delaware	Unrestricted
Exterran Peru S.R.L.	Peru	Restricted
Exterran Peru Selva S.r.l.	Peru	Restricted
Exterran Services (UK) Ltd.	United Kingdom	Restricted
Exterran Services B.V.	Netherlands	Restricted
Exterran Services de Mexico, S. de R.L. de C.V.	Mexico	Restricted
Exterran Servicos de Oleo e Gas Ltda.	Brazil	Restricted
Exterran Venezuela, C.A.	Venezuela	Restricted
Exterran Water Management Services, LLC	Wyoming	Restricted
Exterran Water Solutions ULC	Alberta, Canada	Restricted
Exterran Energy Solutions Ecuador Cia Ltda.	Ecuador	Restricted
H.C.C. Compressor de Venezuela, C.A.	Venezuela	Restricted
Hanover Asia, Inc.	Delaware	Restricted
Hanover Canada Corporation	Alberta, Canada	Restricted
Hanover Cayman Limited	Cayman Islands	Restricted
Hanover Compressor Peru, SAC	Peru	Restricted
Hanover de Mexico, S. de R.L. de C.V.	Mexico	Restricted
Hanover Ecuador LLC	Delaware	Restricted
HC Leasing, Inc.	Delaware	Restricted
Production Operators Cayman Inc.	Cayman Islands	Restricted
PT. Exterran Indonesia	Indonesia	Restricted
Quimex S.A.	Switzerland	Restricted
Servi-Compresores, C.A.	Venezuela	Restricted
UCO Compression Holding, L.L.C.	Delaware	Restricted
Universal Compression Bolivia Ltda.	Bolivia	Restricted
Universal Compression Cayman Ltd.	Cayman Islands	Restricted

Schedule 7.13 — 3

Jurisdiction of
	Incorporation/	Restricted or
Subsidiary	Organization	Unrestricted
Universal Compression International Holdings, S.L.U.	Spain	Restricted
Universal Compression International Ltd.	Cayman Islands	Restricted
Universal Compression International, Inc.	Delaware	Restricted
Universal Compression Mauritius	Mauritius	Restricted
Universal Compression of Colombia Ltd.	Cayman Islands	Restricted
Universal Compression Services de Venezuela C.A.	Venezuela	Restricted
Universal Compression Services, LLC	Delaware	Restricted
Uniwhale Ltd.	Cayman Islands	Restricted

Schedule 7.13 — 4

Schedule 7.19
Hedging Agreements

		EFFECTIVE			NOTIONAL	MTM
COUNTERPARTY	TYPE	DATE	MATURITY	RATE	AMOUNT	3/31/2011
Scotia Capital	Interest rate	31-Dec-08	30-Dec-11	2.3400%	$100,000,000	$(1,534,876)
Sun Trust	Interest rate	20-Sep-07	20-Jul-12	4.6675%	$150,000,000	$(8,445,160)
Wells Fargo	Interest rate	21-Dec-09	20-Aug-12	3.4850%	$45,000,000	$(1,908,803)
Wells Fargo	Interest rate	22-Feb-10	20-Aug-12	3.2800%	$40,000,000	$(1,579,114)
Wells Fargo	Interest rate	20-Apr-10	20-Aug-12	4.6750%	$70,000,000	$(4,163,891)
Wells Fargo	Interest rate	21-Jun-10	20-Aug-12	4.6750%	$35,000,000	$(2,081,946)
Wells Fargo	Interest rate	20-Jul-10	20-Aug-12	4.6750%	$55,000,000	$(3,271,629)
Wells Fargo	Interest rate	20-Aug-10	20-Jul-12	4.7440%	$70,000,000	$(4,017,175)
TOTAL					$565,000,000	$(27,002,593)
Schedule 7.19 — 1

Schedule 7.20
Restrictions on Liens
See Schedule 9.02.
Schedule 7.20 — 1

Schedule 7.22
Jurisdictions for Security Instrument Filings

Location	Filing Office
4444 Brittmoore Rd., Houston, Texas 77041 Harris County (Brittmoore Facility)	Harris County Clerk’s Office
Schedule 7.22 — 1

Schedule 8.07
Excluded Collateral
Each reference to Collateral or to any relevant type or item of Property constituting Collateral shall be deemed to exclude (i) tangible Property that is not located in the continental United States (including its possessions), (ii) motor vehicles, forklifts, trailers photocopiers or any property which may be covered by a certificate of title, (iii) the Equity Interests owned by any Obligor or a Restricted Subsidiary in a Joint Venture to the extent (but only to the extent) (A) the Organization Documents of such Joint Venture or any other agreement relating to such Joint Venture prohibit the granting of a Lien on such Equity Interests or (B) such Equity Interests in such Joint Venture are otherwise pledged as collateral as permitted by Section 9.02(g) of this Agreement, provided however, if any of the foregoing conditions cease to be in effect for any reason, then the Equity Interests in such Joint Venture shall automatically be subject to the lien and security interest pursuant to the Collateral Agreement, (iv) any assets, or more than 65% of the capital stock, of any CFC, (v) more than 65% of the Equity Interests of any Excepted Subsidiary, (vi) any lease, license, contract, property rights or agreement to which the Borrower or any Subsidiary is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of such Person therein or (B) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code); provided, however that such security interest shall, unless otherwise not excluded from the Collateral under the Loan Documents, attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (A) or (B) above, (vii) any Property subject to a Lien permitted by Section 9.02(b), (d) or (e) of this Agreement, (viii) any Property owned EXLP or its Subsidiaries, (ix) the Equity Interests in, and any Property of, any ABS Subsidiary, (x) the GP Interests and IDRs and (xi) Equity Interests in Hanover Cayman Limited and Production Operators Cayman Inc.
Schedule 8.07 — 1

Schedule 9.01
Debt
1.	Miscellaneous equipment leases and other equipment financings as noted on Schedule 9.02, Item 2.

2.	Debt reflected on the financial statements of the Borrower as of March 31, 2011.
Schedule 9.01 — 1

Schedule 9.02
Liens
1.	Liens securing the Existing Senior Notes.

2.	The following UCC filings securing obligations under equipment leases and other equipment financings:

Listed Debtor	Original Instrument No.	Jurisdiction
Exterran Holdings, Inc.	2008 81499530	Delaware
Exterran Holdings, Inc.	2008 82232567	Delaware
Exterran Energy Solutions, L.P.	2005 53287902 (as amended)	Delaware
Exterran Energy Solutions, L.P.	2006 63356409 (as amended)	Delaware
Exterran Energy Solutions, L.P.	2009 90222254 (as amended)	Delaware
Exterran Energy Solutions, L.P.	2009 93080949	Delaware
Exterran Energy Solutions, L.P.	2010 01341803	Delaware
Exterran Energy Solutions, L.P.	2010 01359524	Delaware
Exterran Energy Solutions, L.P.	2010 01362098	Delaware
Exterran Energy Solutions, L.P.	2010 01365711	Delaware
Exterran Energy Solutions, L.P.	2010 03163239 (as amended)	Delaware
3.	Other Existing Liens
a.	Liens, including pledge by Hanover Cayman Limited of its interest in WilPro Energy Sevices (PIGAP II) Limited to secure the non-recourse project financing obtained by WilPro Energy Services (El Furrial) Limited.

b.	Liens, including pledge by Production Operators Cayman Inc. of its interest in WilPro Energy Services (El Furrial) Limited to secure a non-recourse project financing.

c.	Liens securing letters of credit, insurance premium financing, capital lease obligations, Hedging Agreements, guarantees and surety bonds of US Borrower and its Subsidiaries.
Schedule 9.02 — 1

Schedule 9.03
Investments, Loans and Advances
1.	Investments in Subsidiaries including in EXLP and any Subsidiary of EXLP.

2.	Investments in WilPro Energy Services (PigapII) Limited and WilPro Energy Services (El Furrial) Limited.
Schedule 9.03 — 1

Schedule 9.11(h)
Permitted Transfers of Property
*   *   *   *   *   *
Schedule 9.11(h) — 1

Schedule 9.13
Transactions with Affiliates
1.	Transactions with Affiliates disclosed in the existing SEC filings of the Borrower or its Subsidiaries.

2.	Various intercompany payables and receivables between one or more of the Obligors, on the one hand, and one or more of EXLP and any Subsidiary of EXLP, on the other hand.
Schedule 9.13 — 1